                                                                    Exhibit 10.2

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AND NO ONE MAY SOLICIT ACCEPTANCES OR REJECTIONS OF THE PLAN OF REORGANIZATION UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION. IN ADDITION, THIS DISCLOSURE STATEMENT WILL BE REVISED TO REFLECT EVENTS THAT OCCUR SUBSEQUENT TO THE DATE HEREOF, BUT PRIOR TO THE BANKRUPTCY COURT'S APPROVAL OF THE DISCLOSURE STATEMENT
================================================================================

                         UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF DELAWARE

- -------------------------   X
                            :
In re:                      :
   SEVEN-UP/RC BOTTLING     :       Chapter 11
 COMPANY OF SOUTHERN        :  Reorganization Cases
 CALIFORNIA, INC. AND       :       Nos. 96-738
 BEVERAGE GROUP             :    and  96-739 (HSB)
 ACQUISITION CORPORATION,   :
                            :  Jointly Administered
         Debtors.           :  ---------------------
                            :
- -------------------------   X



- ---------------------------------------------------

                     DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION

KIRKLAND & ELLIS                              YOUNG, CONAWAY, STARGATT & TAYLOR

Citicorp Center                               Rodney Square North, 11th Fl.
153 East 53rd Street                          P.O. Box 391
New York, New York 10022-4675                 Wilmington, Delaware 19899
(212) 446-4800                                (302) 571-6600

Attorneys for Seven-Up/RC
Bottling Company of
Southern California, Inc. and
Beverage Group Acquisition Corporation
Dated:  New York, New York
                                                            May 17, 1996

                               EXECUTIVE SUMMARY

          Seven-Up/RC Bottling Company of Southern California ("Seven-Up/RC") and its parent Beverage Group Acquisition Corporation ("BGAC") filed petitions for relief under Chapter 11 of the United States Bankruptcy Code on May 13, 1996. Seven-Up/RC and BGAC filed their joint plan of reorganization (the "Plan") with the Bankruptcy Court, which sets forth how Claims against and Interests in Seven-Up/RC and BGAC will be treated following BGAC's merger and substantive consolidation with and into Seven-Up/RC and Seven-Up/RC's emergence from Chapter 11. This Disclosure Statement describes certain aspects of the Plan, Seven-UP/RC's business operations, significant events occurring in the Chapter 11 Cases and related matters. This Executive Summary is intended solely as a summary of the distribution provisions of the Plan and certain matters related to Seven-Up/RC's business. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY. Capitalized terms used in this Executive Summary and not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement and the Plan.

A.  SUMMARY OF THE PLAN

          The principal purpose of the Plan is to effectuate a deleveraging of the indebtedness of Seven-Up/RC whereby approximately $140 million owed by Seven-Up/RC to the holders of the Senior Secured Notes will be converted to equity. Specifically, in exchange for a discharge of Seven-Up/RC's debt obligations under the Senior Secured Notes, Seven-Up/RC will distribute to the holders of the Senior Secured Notes (i) the net cash proceeds received by Seven-Up/RC from the sale of its wholly-owned subsidiary, Seven-Up/RC Bottling Company of Puerto Rico, Inc. ("Seven-Up/RC of PR") and (ii) 98% of the stock of Reorganized Seven-Up/RC (subject to dilution if and when certain options or warrants granted under the Plan are exercised). The Plan is the product of months of negotiations with the unofficial committee of holders of the Senior Secured Notes (the "Noteholders Committee") and has the support of holders of Senior Secured Notes believed to represent more than two-thirds in principal amount of outstanding Senior Secured Notes. It is contemplated that, except for Class 5 GE Capital Term Loan Secured Claims, and the Claims of present and former holders of the Senior Secured Notes, no creditors of Seven-Up/RC will be affected or impaired by these Chapter 11 Cases. WB Bottling Corporation ("WB"), as the holder of the Class 6 Old Common Stock

Interest, will be impaired as it will receive only 2% of the New Common Stock and the WB Warrants.

          Under the Plan, Claims against and Interests in Seven-Up/RC and BGAC are divided into Classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, will receive payment in Cash either upon Consummation, as such Claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. Debtor-in-possession financing will be repaid in full upon Consummation in accordance with the terms of the relevant financing documents and orders of the Bankruptcy Court relating thereto, unless otherwise expressly agreed by GE Capital. The lenders providing the debtor-in-possession financing are not required to extend such financing beyond Consummation. See Section VI.D. of the Disclosure Statement entitled "The Chapter 11 Cases -- Debtor-in-Possession Financing and Use of Cash Collateral" and Section II.D. "Components of Plan -- GE Capital Post-Consummation Facility." All other Claims and all Interests are classified into 6 classes and will receive the distributions and recoveries (if any) described in the table below.

          The table summarizes the classification and treatment of the principal pre-petition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail in Section VII.B. "Summary of the Plan -- Certain Matters Regarding Classification and Treatment of Claims and Interests." Estimated Claim amounts in Classes 1 through 5 are based upon Seven-Up/RC's books and records. There can be no assurance that the estimated amounts below are correct, and actual Claim amounts may be significantly different from the estimates. This summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached as Exhibit "A" hereto.

CLASS DESCRIPTION                       TREATMENT UNDER THE PLAN
- -----------------                       ------------------------
Class 1 - Other Priority Claims (if     .  NOT IMPAIRED
 any)

Estimated Allowed Amount:  $0           . A holder of an Allowed Class 1
                                          Other Priority Claim will receive
                                          (i) cash equal to the amount of
                                          such Allowed Class 1 Other
                                          Priority Claim or (ii) such other
                                          treatment as to which Seven-Up/RC
                                          and such holder will have agreed
                                          upon in writing.

                                        . Estimated Recovery:  100%.

Class 2 - Secured Claims                . NOT IMPAIRED

Estimated Allowed Amount:               . A holder of an Allowed Class 2
$28 million as of Petition Date           Secured Claim will be entitled to
                                          (a) receive the allowed amount of
                                          such Claim in full, and in cash,
                                          on the Distribution Date, (b) have
                                          its Allowed Class 2 Secured Claim
                                          Reinstated, (c) have its
                                          collateral, to the extent it
                                          secures the payment obligations of
                                          Seven-Up/RC or BGAC to such
                                          holder, returned to it or (d)
                                          receive such other treatment as
                                          Seven-Up/RC and such holder will
                                          have agreed in writing as
                                          announced at or prior to the
                                          Confirmation Hearing.  Please
                                          refer to the particular subclass
                                          for specific treatment options.

                                        . Estimated Recovery: 100%.
- ------------------------------------------------------------------------------
Class 3 - General Unsecured Claims      . NOT IMPAIRED
(which includes claims of trade
 creditors).
- ------------------------------------------------------------------------------
Estimated Allowed Amount:               . A holder of an Allowed General
$22.1 million as of Petition Date         Unsecured Claim will be paid in
                                          full in the ordinary course of
                                          Seven-Up/RC's business and,
                                          accordingly, will not be entitled
                                          to receive any distribution under
                                          the Plan.  Such Claims will become
                                          obligations of Reorganized Seven-
                                          Up/RC, and be paid pursuant to the
                                          terms of applicable invoice or
                                          agreement (if any) relating to
                                          such Claims.  In addition,
                                          pursuant to an order of the
                                          Bankruptcy Court, dated May 13,
                                          1996, to the extent of post-
                                          petition shipments made to Seven-
                                          Up/RC on customary trade terms,
                                          such trade creditors may credit
                                          post-petition payments against
                                          their pre-petition claims before
                                          Confirmation of the Plan.

                                        . Estimated Recovery: 100%.

Class 4 - Noteholders Claims            . IMPAIRED

Estimated Allowed Amount:               . A holder of an Allowed Class 4
$140 million in principal plus            Noteholders Claims will receive
 accrued and unpaid interest as of the    its Pro Rata share of (i) Class 4
 Petition Date.                           New Common Stock, and (ii) Class 4
                                          Proceeds.

                                        . Estimated Recovery: 60%.


Class 5 - GE Capital Term Loan          . IMPAIRED
 Secured Claims
                                        . A holder of an Allowed Class 5 GE
Estimated Allowed Amount: $594,000 as     Capital Term Loan Secured Claim
 of the Petition Date                     will receive either Cash equal to
                                          the outstanding and unpaid
                                          principal amount of the GE Capital
                                          Term Loan or the Class 5 Note.


                                        . Estimated Recovery: 100%

Class 6 - Old Common Stock Interest     . IMPAIRED

                                        . WB Bottling Corporation, as the
                                          sole holder of the Allowed Class 6
                                          Old Common Stock Interest, will
                                          receive 2% of the New Common Stock
                                          and the WB Warrants on account of
                                          such Class 6 Old Common Stock
                                          Interest.

                                        . Estimated Recovery: Undetermined.


     Seven-Up/RC will use the net proceeds from the Subsidiary Sale (as hereinafter defined) to fund the cash payments required to be made under the Plan to holders of Allowed Class 4 Noteholders Claims.

     After careful review of Seven-Up/RC's current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, Seven-Up/RC has concluded that the recovery to creditors will be maximized by Seven-Up/RC's, continued operation as a going concern. Seven-Up/RC believes that its business and assets have significant value that would not be realized by liquidating Seven-Up/RC either in whole or in substantial part.

B.  SUMMARY OF POST-CONFIRMATION OPERATIONS

     As a result of Confirmation and Consummation of the Plan, Seven-Up/RC will continue to operate as an independent business. Seven-Up/RC of PR, which historically has operated independently of its corporate parent Seven-Up/RC, will have been sold to a third-party pursuant to the Stock Purchase Agreement. Seven-Up/RC will retain no ownership interest in Seven-Up/RC of PR. In addition, prior to Consummation, BGAC will be substantively consolidated into, and merged (pursuant to the Merger Agreement, a copy of which is attached as Exhibit "G" to the Plan) with, Seven-Up/RC, with Seven-Up/RC as the surviving corporation.

     Attached hereto as Exhibit "C" is projected financial information which forecasts the financial performance of Reorganized Seven-Up/RC through December 31, 2000. These projections are based on the current business plan for Reorganized Seven-Up/RC. The ongoing post-Consummation operations of Reorganized Seven-Up/RC will be financed through a revolving line of credit with GE Capital. See Section II.D. "Components of the Plan -- GE Capital Post-Consummation Facility."

                                   DISCLAIMER

     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE PRECEDING EXECUTIVE SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, AND THIS DISCLOSURE STATEMENT AS A WHOLE. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF SEVEN-UP/RC SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES

AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE NOR BE CONSTRUED AS AN ADMISSION OF ANY FACT NOR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF SEVEN-UP/RC AND BGAC OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

     THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING SEVEN-UP/RC, BGAC OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, SEVEN-UP/RC OR BGAC.

                               TABLE OF CONTENTS

I.  INTRODUCTION.............................................................  1
     A.  Definitions.........................................................  2
     B.  Notice To Holders Of Claims And Interests...........................  2
     C.  Solicitation Package................................................  3
     D.  Voting Procedures, Ballots, and Voting Deadline (For
         Holders Of Impaired Claims).........................................  4
     E.  Confirmation Hearing and Deadline for Objections to
         Confirmation........................................................  5

II.  COMPONENTS OF THE PLAN..................................................  6
     A.  Cash and Stock Distribution.........................................  6
     B.  Subsidiary Sale.....................................................  7
     C.  Management Option...................................................  8
     D.  GE Capital Post-Consummation Facility...............................  8

III.  SUMMARY EXPLANATION OF THE PLAN........................................  8
     A.  Consequences of the Plan on Holders of Senior Secured
         Notes...............................................................  8
     B.  Consequences of the Plan on Holders of Trade
         Claims..............................................................  9
     C.  Consequences of the Plan on Holders of Old
         Common Stock........................................................  9

IV.  CERTAIN EVENTS LEADING TO AND SUBSEQUENT TO THE COMMENCEMENT OF THE
     CHAPTER 11 CASES; OPERATIONS OF SEVEN-UP/RC; BUSINESS AND OPERATIONS OF
     REORGANIZED SEVEN-UP/RC; OPERATIONS DURING THE CHAPTER 11 CASES.........  9
     A.  Certain Events Leading To The Commencement Of The
         Chapter 11 Cases....................................................  9
     B.  Certain Events Subsequent To The Commencement Of The
         Chapter 11 Cases.................................................... 13
     C.  Operations of Seven-Up/RC........................................... 14
     D.  Business Strategy................................................... 15
     E.  Territories and Products............................................ 15
     F.  Bottling Rights; Franchise Agreements............................... 16
     G.  Manufacturing....................................................... 18
     H.  Pre-Petition Settlements With Lessors and
         Other Parties....................................................... 19
     I.  Direct Material Costs............................................... 20
     J.  Sales and Distribution.............................................. 21
     K.  Marketing........................................................... 22
     L.  Competition and Markets............................................. 22


     M.  Government Regulation.........................................  23
     N.  Employees.....................................................  24
     O.  Properties....................................................  24
     P.  Legal Proceedings.............................................  25
     Q.  Business and Operations of Reorganized Seven-Up/RC............  25


V.  OFFICERS AND DIRECTORS OF SEVEN-UP/RC..............................  25
     A.  Post-Restructuring Executive Officers.........................  25
     B.  Current Directors and Executive Officers......................  27
     C.  Officers and Directors of Reorganized Seven-Up/RC.............  27
     D.  Certain Relationships and Related Transactions with
         Officers and Directors........................................  28

VI.  THE CHAPTER 11 CASES..............................................  28
     A.  Parties In Interest...........................................  28
         1.  Advisors To Seven-Up/RC...................................  28
         2.  The Unofficial Committee of Unsecured Creditors
             and Its Advisors..........................................  29
     B.  Disposition Of Executory Contracts............................  30
     C.  Significant Court Orders......................................  30
     D.  Debtor-In-Possession Financing And Use Of Cash
         Collateral....................................................  31

VII.  SUMMARY OF THE PLAN..............................................  33
     A.  Overall Structure Of The Plan.................................  33
     B.  Certain Matters Regarding Classification And Treatment
         of Claims and Interests.......................................  34
         1.  Unclassified Claims.......................................  34
         2.  Classes of Claims That Are Not Impaired...................  36
         3.  Impaired Classes of Claims (Entitled to Vote on
             the Plan).................................................  38
         4.  Impaired Class of Interest (Entitled to Vote on
             the Plan, but Deemed to have Accepted Pursuant to
             Order of Bankruptcy Court)................................  39
     C.  Treatment of Trade Creditors and Employees under the
         Plan..........................................................  39
         1.  Provisions for Trade Creditors............................  39
         2.  Provisions for Employees..................................  39
     D.  Means for Execution of the Plan...............................  40
         1.  Cancellation of Senior Secured Notes......................  40
         2.  Surrender of Senior Secured Notes.........................  41
         3.  Distribution of Cash......................................  41
         4.  Transfer Ledgers..........................................  42
         5.  Modification of Treatment of Claims.......................  42
         6.  Setoffs...................................................  42

     7.  Unclaimed Distributions............................................ 42
     8.  No Interest........................................................ 43
E.   Conditions to Confirmation and Consummation............................ 44
     1.  Conditions to Confirmation......................................... 44
     2.  Conditions to Consummation......................................... 44
     3.  Waiver of Conditions to Confirmation and Consummation.............. 47
F.   Effects of Plan Confirmation........................................... 47
     1.  Discharge.......................................................... 47
     2.  Revesting.......................................................... 48
     3.  Retention of Jurisdiction.......................................... 48
     4.  Failure of Court to Exercise Jurisdiction.......................... 49
     5.  Post-Consummation Effect of Evidences of Claims or Interests....... 49
     6.  Term of Injunctions or Stays....................................... 49
     7.  Releases........................................................... 49
     8.  Injunction......................................................... 51
     9.  Exculpation and Limitation of Liability............................ 51
G.   Miscellaneous Provisions............................................... 52
     1.  Executory Contracts and Unexpired Leases........................... 52
     2.  Indemnification Obligations........................................ 54
     3.  Subsidiary of Seven-Up/RC.......................................... 54
     4.  Proofs of Claim Not Mandatory...................................... 54
     5.  Modification of the Plan........................................... 55
     6.  Substantive Consolidation and Continued
         Corporate Existence of Seven-Up/RC................................. 55
     7.  Operations of Debtors Between Confirmation and Consummation........ 56
     8.  Exclusivity Period................................................. 56
     9.  Creditors' Committee............................................... 56
     10. Effectuating Documents; Further Transactions....................... 56
     11. Procedure for Making Distributions to Holders of
         Noteholders Claims................................................. 57
     12. Fractional Shares.................................................. 57
     13. Fractional Cents................................................... 57
     14. De Minimis Distributions........................................... 58
     15. Retained Litigation Claims......................................... 58
     16. Preservation of Insurance.......................................... 58
     17. Section 1146 Exemption............................................. 58
     18. Binding Effect..................................................... 59
     19. Withdrawal or Non-Consummation..................................... 59

VIII.  CERTAIN FACTORS TO BE CONSIDERED..................................... 59
     A.  General Considerations............................................. 59
     B.  Certain Bankruptcy Considerations.................................. 59
     C.  Inherent Uncertainty of Financial Projections...................... 60

     D.  Competition...................................................... 61
     E.  Relationship with Franchisors.................................... 61
     F.  Local Economies.................................................. 62
     G.  Government Regulation............................................ 62
     H.  Disruption of Operations......................................... 63
     I.  Considerations Relating to Acceptance of the Plan................ 63
         1.  Risk of Non-Confirmation of the Plan......................... 63
         2.  Risk that the Plan will not be Consummated................... 63

IX.  RESALE OF SECURITIES RECEIVED UNDER PLAN............................. 64

X.  VOTING REQUIREMENTS................................................... 66
    A.  Voting on the Plan................................................ 67
    B.  Surrender of Senior Secured Notes................................. 70

XI. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS............................. 71
    A.  Federal Income Tax Consequences to Seven-Up/RC.................... 71
        1.  Subsidiary Sale............................................... 71
        2.  Discharge of Indebtedness..................................... 72
        3.  Use of Tax Attributes......................................... 72
    B.  Federal Income Tax Consequences to Holders of Claims.............. 74
        1.  Holders of Unimpaired Claims.................................. 74
        2.  Holders of Senior Secured Notes............................... 74

XII.CONCLUSION............................................................ 77
    A.  HEARING ON AND OBJECTIONS TO CONFIRMATION......................... 77
        1.  Confirmation Hearing.......................................... 77
        2.  Date Set For Filing Objections to Confirmation................ 77
    B.  Recommendation.................................................... 77


                                   EXHIBITS

EXHIBIT A: DEBTORS' JOINT PLAN OF REORGANIZATION

EXHIBIT B: GE CAPITAL COMMITMENT LETTER

EXHIBIT C: PROJECTED FINANCIAL DATA

EXHIBIT D: FORM 10-Q FOR QUARTER ENDED MARCH 31, 1996

EXHIBIT E: FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 1995

EXHIBIT F: LIQUIDATION ANALYSIS

                      DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION

                               I.  INTRODUCTION

          Seven-Up/RC Bottling Company of Southern California ("Seven-Up/RC") and its parent Beverage Group Acquisition Corporation ("BGAC") hereby transmit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the United States Bankruptcy Code (the "Bankruptcy Code"), for use in the solicitation of votes on their joint reorganization plan, dated May 17, 1996 (the "Plan"). A copy of the Plan is attached to this Disclosure Statement as Exhibit "A" hereto.

          This Disclosure Statement sets forth certain information regarding Seven-Up/RC's and BGAC's pre-petition history, significant events that have occurred during Seven-Up/RC's and BGAC's Chapter 11 Cases, and the anticipated organization and operations of Seven-Up/RC after Consummation of the Plan and Seven-Up/RC's emergence from Chapter 11. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of Confirmation of the Plan, certain risk factors associated with the equity securities to be issued to certain of Seven-Up/RC's creditors under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims in impaired Classes must follow for their votes to be counted.

          FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST SEVEN-UP/RC AND BGAC, PLEASE SEE SECTION VII "SUMMARY OF THE PLAN" AND SECTION VIII "CERTAIN FACTORS TO BE CONSIDERED."

          THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN SEVEN-UP/RC'S AND BGAC'S CHAPTER 11 CASES, AND FINANCIAL INFORMATION. ALTHOUGH SEVEN-UP/RC AND BGAC BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY SEVEN-UP/RC'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. SEVEN-UP/RC IS UNABLE TO WARRANT OR REPRESENT

THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

          NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING SEVEN-UP/RC AND BGAC OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS OR INTERESTS.

 A.  DEFINITIONS

          Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

 B.  NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

          This Disclosure Statement is being transmitted to (a) holders of Impaired Claims against and Interests in Seven-Up/RC who will receive distributions of property under the Plan and thus are entitled to vote to accept or reject the Plan, and (b) holders of Claims against Seven-Up/RC that are not Impaired, who are conclusively presumed to have accepted the Plan and hence are not entitled to vote thereon. The primary purpose of this Disclosure Statement is to provide the holders of the Senior Secured Notes and the GE Capital Term Loan Secured Claims with adequate information so that they can make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or to reject the Plan. Because the boards of directors of BGAC, Seven-Up/RC and WB Bottling Corporation ("WB") are identical and BGAC and Seven-Up/RC are joint proponents of the Plan, the Debtors are requesting that the Bankruptcy Court deem that WB has voted its Class 6 Old Common Stock Interest to accept the Plan.

          On June __, 1996, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against Seven-Up/RC to make an informed judgment about the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF

THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

          WHEN CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN SEVEN-UP/RC AND BGAC, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT CAREFULLY. IN PARTICULAR, ALL HOLDERS OF IMPAIRED CLAIMS AGAINST SEVEN-UP/RC AND BGAC ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, Seven-Up/RC's businesses and operations, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

          THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made until distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning Seven-Up/RC and BGAC other than the information contained herein.

          CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS.

          Except with respect to the projected financial information set forth in Exhibit "C" hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof. Such events may have a material impact on the information contained in this Disclosure Statement. Seven-Up/RC and Reorganized Seven-Up/RC do not intend to update the Projections. Thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, Seven-Up/RC does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

          EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

 C.  SOLICITATION PACKAGE

          Accompanying this Disclosure Statement are copies of, among other things (i) the Plan (Exhibit "A" hereto); (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the Confirmation Hearing, and the time for filing objections to the Confirmation of the Plan (the "Confirmation Hearing Notice"); and (iii) for the holders of the Senior Secured Notes and the GE Capital Term Loan, who comprise the only Classes that are impaired and entitled to receive a distribution under the Plan, and thus are the only creditors permitted to vote on the Plan, one or more Ballots (and return envelopes) to be used in voting to accept or to reject the Plan. If you did not receive a Ballot in your package and believe that you should have or wish to receive additional copies of this Disclosure Statement at your own expense, please contact the Voting Agent at:

                                                            Hill and Knowlton,
Inc.
                                                            466 Lexington Avenue
                                                            New York, New York
10017
                                                            (212) 885-0555

 D. VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE (FOR HOLDERS OF IMPAIRED CLAIMS)

          After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided so that it is RECEIVED by the Voting Deadline (as defined below). Please note that if you hold the debt securities evidencing your Claim through a broker or other financial intermediary, you may have to return your ballot to such broker or financial intermediary sufficiently in advance of the Voting Deadline so as to permit such broker or financial intermediary to fill out and return a master ballot by the Voting Deadline. HOLDERS OF SECURITIES SHOULD REFER TO "SPECIAL NOTE FOR

HOLDERS OF SECURITIES" IN SECTION X "VOTING REQUIREMENTS" FOR FURTHER INFORMATION REGARDING VOTING PROCEDURES.

          IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN JULY __, 1996 AT 4:30 P.M. EASTERN DAYLIGHT TIME (THE "VOTING DEADLINE") BY HILL AND KNOWLTON, INC. (THE "VOTING AGENT"). DO NOT RETURN DEBT INSTRUMENTS WITH YOUR BALLOT.

          If you have any questions about the procedure for voting your Claim or with respect to the packet of materials that you have received, please contact the Voting Agent at the following address and phone number.

               Hill and Knowlton, Inc.
               466 Lexington Avenue
               New York, New York 10017
               (212) 885-0555

          If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

 E.  CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

          Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled a hearing on Confirmation of the Plan (the "Confirmation Hearing") to commence on July ___, 1996 at [____] a.m. Eastern Daylight Time, or as soon thereafter as counsel may be heard, before the Honorable Helen S. Balick, United States Bankruptcy Judge, at Marine Midland Plaza, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to Confirmation of the Plan must be filed with the clerk of the Bankruptcy Court and served so that they are RECEIVED on or before July ___, 1996, at 4:30 p.m. Eastern Daylight Time, by:

        Counsel for Seven-Up/RC

               Kirkland & Ellis

               Citicorp Center
               153 East 53rd Street
               New York, New York 10022-4675
               Attn:  Luc A. Despins


                         - and -

               Young, Conaway, Stargatt & Taylor
               Rodney Square North, 11th Floor
               P.O. Box 391
               Wilmington, Delaware 19899
               Attn: Laura Davis Jones

          United States Trustee

               The Office of the United States Trustee
               601 Walnut Street
               Curtis Center, Suite 950-W
               Philadelphia, Pennsylvania 19106
               Attn:  John D. McLaughlin, Jr.


          Co-Counsel for the Creditors' Committee

               [INSERT WHEN KNOWN]


                        - and -

               [INSERT NAME OF DELAWARE LOCAL COUNSEL]

           Counsel for GE Capital

               Murphy, Weir & Butler
               2049 Century Park East, 21st Floor
               Los Angeles, California 90067
               Attn: Gregory A. Bray

          The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

          THE PLAN HAS THE SUPPORT OF (i) [THE CREDITORS' COMMITTEE], (ii) GE CAPITAL, (iii) THE NOTEHOLDERS COMMITTEE, (iv) SEVEN-UP/RC, AND (v) BGAC. IN THE VIEW OF SEVEN-UP/RC AND BGAC, THE TREATMENT OF HOLDERS OF CLAIMS UNDER THE PLAN CONTEMPLATES GREATER RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN LIQUIDATION. ACCORDINGLY, SEVEN-UP/RC AND BGAC BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND, THUS, RECOMMENDS THAT ALL HOLDERS OF CLAIMS IN IMPAIRED CLASSES VOTE TO ACCEPT THE PLAN.

                          II.  COMPONENTS OF THE PLAN

          The principal purpose of the Plan is to effectuate a substantial deleveraging of the indebtedness of Seven-Up/RC. In particular, approximately $140 million owed by Seven-Up/RC to the holders of the Senior Secured Notes will be exchanged for (i) the net cash proceeds received by Seven-Up/RC from the sale of its wholly-owned subsidiary, Seven-Up/RC Bottling Company of Puerto Rico, Inc. ("Seven-Up/RC of PR") and (ii) 98% of the stock of Reorganized Seven-Up/RC (subject to dilution if and when the Management Option or WB Warrants are exercised). It is contemplated that, except for (i) Class 4 Noteholders Claims, and (ii) Class 5 GE Capital Term Loan Secured Claims, no creditors of Seven-Up/RC will be affected or impaired by these Chapter 11 Cases.

 A.  CASH AND STOCK DISTRIBUTION

          On the Distribution Date, the holders of 11.5% Senior Secured Notes due 1999 of Seven-Up/RC ($140 million aggregate principal amount outstanding as of the date hereof), secured by 66.5% of the issued and outstanding capital stock of Seven-Up/RC of PR and guaranteed by BGAC (the "Senior Secured Notes") will receive their Pro Rata share of the Class 4 Proceeds available to Seven-Up/RC as a result of the Stock Purchase Agreement and the Consulting Agreement and 98% of the New Common Stock of Reorganized Seven-Up/RC (subject to dilution if and when the Management Option and WB Warrants are exercised). On the Distribution Date, Seven-Up/RC will pay the reasonable and actual costs and expenses of the ad hoc unofficial committee of holders of the Senior Secured Notes (the "Noteholders Committee"), including without limitation the fees of counsel for the Noteholders Committee.

          For purposes of the Plan, Class 4 Proceeds means all proceeds realized by Seven-Up/RC from the Stock Purchase Agreement and the Consulting Agreement minus

          (a) federal, state and Puerto Rico gains, income, transfer, repatriation, or similar taxes (estimated to be approximately $116,000),

          (b) the commissions, legal fees, accounting fees, retention program payments to employees of Seven-Up/RC of PR and all other costs applicable to the sale transaction (estimated to be approximately $1.923 million),

          (c) outstanding principal, accrued but unpaid interest, and any other fees or costs associated with the payment of all amounts owed by Seven-Up/RC of PR to GE Capital of PR (estimated to be approximately $7.0 million), and

          (d) $10 million, which sum shall be applied to reduce the outstanding pre-petition and post-petition obligations owed by Seven-Up/RC to GE Capital in the manner provided, and pursuant to, the DIP Facility.

Based on the Stock Purchase Agreement with Center Street, the gross proceeds from the sale of the stock of Seven-Up/RC of PR are estimated to be approximately $74 million. Class 4 Proceeds are thus estimated to be approximately $55 million.

 B.  SUBSIDIARY SALE

          To provide the cash to fund the distributions to holders of Senior Secured Notes under the Plan, Seven-Up/RC will sell the capital stock of Seven-Up/RC of PR, together with certain other assets and consideration, including a consulting and non-competition agreement, as provided for in the Stock Purchase Agreement, using a competitive bidding procedure (the "Definitions Subsidiary
Sale").   Seven-Up/RC has entered into the Stock Purchase Agreement with Seven-
Up Acquisition Corporation, an affiliate of Center Street Capital Partners, L.P. ("Center Street"). Certain members of Seven-Up/RC of PR's management are investors with Center Street with respect to the Subsidiary Sale. The sale of the stock of Seven-Up/RC of PR is expressly subject to higher and better offers and approval by the Bankruptcy Court.

 C.  MANAGEMENT OPTION

          Upon Consummation of the Plan, certain members of management of Seven-Up/RC will be granted the right, subject to the conditions contained in the option agreement (the "Management Option"), to purchase up to 6% of New Common Stock at a purchase price per share equal to the Exercise Price (as defined in the Management Option).

 D.  GE CAPITAL POST-CONSUMMATION FACILITY

          Upon Consummation of the Plan, Reorganized Seven-Up/RC will enter into a credit facility with GE Capital to provide post-consummation working capital (the "Definitions GE Capital Post-Consummation Facility"). The GE Capital Post-Consummation Facility will provide Seven-Up/RC with $35 million in a revolving financing facility for its general corporate purposes, including working capital and capital expenditures. Borrowings under the GE Capital Post-Consummation Facility will, as they are under the current working capital facility, be secured by substantially all of Seven-Up/RC's assets. Seven-Up/RC has received a commitment letter, dated June __, 1996 (the "GE Definitions Capital Commitment Letter") from General Electric Capital Corporation ("Definitions GE Capital"), pursuant to which GE Capital has agreed, subject to the fulfillment of certain conditions, to enter into the GE Capital Post-Consummation Facility. The GE Capital Commitment Letter is attached as Exhibit "B" hereto.

                      III. SUMMARY EXPLANATION OF THE PLAN

 A.  CONSEQUENCES OF THE PLAN ON HOLDERS OF SENIOR SECURED NOTES

          A holder of Senior Secured Notes will receive its Pro Rata share of Class 4 Proceeds (estimated to be approximately $55 million if the contemplated Subsidiary Sale is consummated) and Class 4 New Common Stock (the book value of which is estimated to be approximately $29.4 million, as of Consummation). See
Section VII.B.3. "Summary of Plan -- Certain Matters Regarding Classification and Treatment of Claims and Interests -- Impaired Classes of Claims (Entitled to Vote on the Plan)." Cash distributions to holders of Senior Secured Notes will be made upon or as soon as practical after Consummation but in no event later than 10 days after Consummation, as provided in the Plan.

 B.  CONSEQUENCES OF THE PLAN ON HOLDERS OF TRADE CLAIMS

          Holders of trade claims will retain all legal, equitable, and contractual rights. Trade creditors will not be required to file proofs of claim or, absent further order of the court, take other action in the bankruptcy cases. On May 13, 1996, the Bankruptcy Court entered an order governing the satisfaction of pre-petition trade claims prior to confirmation of a plan of reorganization (the "Trade Claim Order"). The Trade Claim Order allows trade creditors who receive post-petition payment on account of post-petition shipments or post-petition services rendered to Seven-Up/RC to credit such payment against their pre-petition claims, provided such creditors continue to provide Seven-Up/RC with customary trade terms and do not seek to reclaim their goods. Pursuant to the Plan, Seven-Up/RC's trade creditors will be paid in full in the ordinary course of Seven-Up/RC's business. Seven-Up/RC of PR will not file a bankruptcy petition and the trade creditors of Seven-Up/RC of PR will not be affected by Seven-Up/RC's Chapter 11 case.

 C.  CONSEQUENCES OF THE PLAN ON HOLDERS OF OLD COMMON STOCK

          Upon Consummation, WB, as the holder of the Class 6 Old Common Stock Interest will receive 2% of the New Common Stock and the WB Warrants representing the right to acquire up to 5% of the New Common Stock, on account of such Old Common Stock Interest.

              IV. CERTAIN EVENTS LEADING TO AND SUBSEQUENT TO THE COMMENCEMENT OF THE CHAPTER 11 CASES; OPERATIONS OF SEVEN-UP/RC; BUSINESS AND OPERATIONS
                   OF REORGANIZED SEVEN-UP/RC; OPERATIONS DURING
                   THE CHAPTER 11 CASES

 A.  CERTAIN EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

          Liquidity Problems. Seven-Up/RC experienced severe liquidity problems in 1995, due primarily to a recessionary Southern California economy, reduced consumption of carbonated soft drinks, increased raw material costs, increased promotional activity by Seven-Up/RC's competitors, and reduced sales of hot-fill beverage products. As a result, Seven-Up/RC has been unable to meet its obligations to the holders of the Senior Secured Notes. On August 1, 1995, Seven-Up/RC suspended making semi-annual interest payments on its $140,000,000 aggregate principal amount of Senior Secured

Notes. During the second quarter of 1995, Seven-Up/RC was in default of certain financial covenants under its revolving credit facility with GE Capital. GE Capital subsequently waived its right to exercise certain remedies as a result of such defaults. In August 1995, Seven-Up/RC retained Whitman Heffernan Rhein & Co., Inc. ("Whitman Heffernan"), as financial advisor, and Kirkland & Ellis, as restructuring counsel, to advise it with respect to restructuring matters.

          Formation of Noteholders Committee. After the August 1, 1995 suspension of interest payments under the Senior Secured Notes, the Noteholders Committee was formed to negotiate the terms and conditions of a restructuring of Seven-Up/RC that would primarily affect the Senior Secured Notes. The Noteholders Committee represented holders of in excess of two-thirds of the principal amount of Senior Secured Notes. The Noteholders Committee retained the law firm of Wachtell, Lipton, Rosen & Katz ("Definitions Wachtell, Lipton") as legal advisors and Houlihan Lokey Howard & Zukin ("Houlihan Lokey") as financial advisors. Seven-Up/RC agreed to pay at the request of the Noteholders Committee, and has in fact paid to date, the reasonable fees and expenses of such firms incurred in connection with the representation of the Noteholders Committee.

          Involuntary Chapter 11 Petition. On September 14, 1995, four individuals who held in aggregate less than 2% of the outstanding principal amount of the Senior Secured Notes filed an involuntary Chapter 11 petition (the "Involuntary Petition") against Seven-Up/RC in the Bankruptcy Court for the District of Delaware. This involuntary petition was dismissed on October 2, 1995, with the consent of the petitioning creditors, pursuant to a settlement agreement dated September 22, 1995. Pursuant to the terms of the settlement, the petitioning creditors agreed not to file a bankruptcy petition for a period of sixty days after executing the settlement agreement in return for Seven-Up/RC agreeing, among other things, to request that two of the petitioners be added to the Noteholders Committee, with one acting solely in an ex officio capacity. None of the petitioning creditors has been added to the Noteholders Committee.

          Negotiations with Noteholders Committee. Subsequent to the dismissal of the Involuntary Petition and during the fall of 1995, Seven-Up/RC and its legal and financial advisors met with the legal and financial advisors to the Noteholders Committee to discuss Seven-Up/RC's restructuring. Among other things, Seven-Up/RC representatives presented a business plan to Houlihan Lokey and Wachtell, Lipton.

          Restructuring Proposal. On November 9, 1995, Seven-Up/RC announced that it and the Noteholders Committee had reached agreement on the general terms of a restructuring of the Senior Secured Notes.

          The terms of the restructuring proposal -- which are reflected in the Plan -- provide that the stock of Seven-Up/RC of PR, among other things, would be sold and that the holders of Senior Secured Notes would receive certain cash proceeds obtained from the sale of the stock of Seven-Up/RC of PR and Porta Pack (the "Subsidiary Sale") and 98% of Reorganized Seven-Up/RC's equity (subject to dilution if and when the Management Option and WB Warrants are exercised) in exchange for their notes. Certain members of Seven-Up/RC's management would receive an option to purchase 6.0% of the equity of Reorganized Seven-Up/RC at the Initial Option Price. In addition, WB would receive (i) 2% of the equity of Reorganized Seven-Up/RC and (ii) warrants to purchase 5% of the equity of Reorganized Seven-Up/RC at the Exercise Price.

          The holders of the Senior Secured Notes will receive the net proceeds from the sale of Seven-Up/RC of PR stock after payment of the following items from the gross sales price:

          (a) federal, state and Puerto Rico gains, income, transfer, repatriation, or similar taxes (estimated to be approximately $116,000),

          (b) the commissions, legal fees, accounting fees, retention program payments to employees of Seven-Up/RC of PR and all other costs applicable to the sale transaction (estimated to be approximately $1.923 million),

          (c) outstanding principal, accrued but unpaid interest, and any other fees or costs associated with the payment of all amounts owed by Seven-Up/RC of PR to GE Capital of PR (estimated to be approximately $7.0 million), and

          (d) $10 million, which sum shall be applied to reduce the outstanding pre-petition and post-petition obligations owed by Seven-Up/RC to GE Capital in the manner provided, and pursuant to, the DIP Facility.

Accordingly, if the current transaction with Center Street is consummated, the estimated Class 4 Proceeds would be approximately $55 million. Pursuant to the restructuring proposal, Seven-Up/RC's trade suppliers would be paid in full in the ordinary course of Seven-Up/RC's business.

          In addition, effective as of Consummation, Reorganized Seven-Up/RC would enter into a $35 million credit facility with GE Capital, or another appropriate and qualified lender, the proceeds of which will be used for general corporate purposes, including working capital and capital expenditures. Seven-Up/RC estimates initial borrowings to be approximately $24.4 million, based on the Projections. The restructuring proposal contemplated that apart from this credit facility, certain capitalized leases and a term loan from GE Capital (in addition to the $35 million revolving exit facility described above) of approximately $5.7 million, Seven-Up/RC would have no debt outstanding after the restructuring was completed. Finally, the restructuring proposal provided that broad releases would be granted to Seven-Up/RC, its affiliates, directors, and officers, among others. See Section VII.F.7. "Summary of the Plan -- Effects of Plan Confirmation -- Releases."

          Sale of the Stock of Seven-Up/RC of PR. Following the agreement-in-principle on the terms of a restructuring of the Senior Secured Notes, Seven-Up/RC retained Whitman Heffernan and Houlihan, Lokey (together with Whitman Heffernan, the "Brokers") to handle the sale of Seven-Up/RC of PR (the "Subsidiary Sale"). Before the Brokers began contacting parties with respect to the Subsidiary Sale, Seven-Up/RC received an unsolicited offer from Center Street Capital Partners, L.P. in December of 1995. Thereafter, Center Street submitted an amended offer on January 5, 1996 for $75 million, which included a $10 million cash payment in exchange for Seven-Up/RC's entering into a non-competition and consulting agreement with Center Street and providing management and operations consulting services to Center Street for a period of five years from closing (the "Consulting Fee"). On January 17, 1996, Seven-Up/RC and Center Street signed a letter of intent, pursuant to which the Subsidiary Sale would be consummated for $74.2 million, including the Consulting Fee and the assumption of certain liabilities of Seven-Up/RC of PR (the "Letter of Intent").

Certain members of management of Seven-Up/RC of PR are investors with Center Street with respect to the Subsidiary Sale.

          Following the execution of the Letter of Intent, pursuant to their retention, the Brokers contacted approximately seventy-eight strategic or financial parties concerning the Subsidiary Sale. The contacted parties included beverage bottlers in addition to financial buyers with an interest in the bottling industry. In addition, at the time that the restructuring proposal was accepted, Seven-Up/RC had issued a press release in which it announced that Seven-Up/RC and the Noteholders Committee had reached agreement on the principal economic terms of the restructuring and that one of the key components of the restructuring proposal was the Subsidiary Sale.

          Seven-Up/RC, with the assistance of the Brokers, prepared a package of confidential information (the "Confidential Memorandum") in January 1996 which was distributed by the Brokers to approximately thirty-five interested parties that had executed and returned confidentiality agreements. Each of the parties that received the Confidential Memorandum was asked to submit an indication of interest (with an approximate purchase price) for the Subsidiary Sale. Seven-Up/RC received eight indications of interest in mid-February that were sufficiently significant as to justify further discussions.

          After receiving the indications of interest, the Center Street proposal reflected in the Letter of Intent remained, in the opinion of Seven-Up/RC and the Brokers, the most attractive proposal and the most likely proposal to proceed to a closing. Therefore, while Center Street conducted its due diligence investigation, Seven-Up/RC and Center Street negotiated, over a fifteen-week period, the terms of the Stock Purchase Agreement. During the course of the negotiations, Seven-Up/RC and Center Street agreed to decrease Center Street's purchase price to approximately $74 million. On May 3, 1996, Seven-Up/RC and Center Street executed the Stock Purchase Agreement. On May 6, 1996, Seven-Up/RC issued a press release announcing that it had entered into the Stock Purchase Agreement with Center Street and stated expressly that the offer contained therein was subject to approval by the Bankruptcy Court and higher and better offers. In addition to Center Street, Seven-Up/RC and the Brokers permitted two additional parties to conduct due diligence. All parties that submitted an indication of interest have been given notice of the proposed

Subsidiary Sale and of the hearing scheduled by the Bankruptcy Court for June 19, 1996, to approve such sale to Center Street, and will have an opportunity to submit higher and better offers. Any increase in the consideration received by Seven-Up/RC as a result of this competitive bidding process will inure to the benefit of the holders of the Senior Secured Notes because it will increase the amount of Class 4 Proceeds.

          On May 13, 1996, the Bankruptcy Court entered an order approving, among other things, certain provisions of the Stock Purchase Agreement, including a topping fee of $1,750,000, and a minimum overbid requirement of $2 million. On May 14, 1996, Center Street deposited the sum of $2 million with an escrow agent, in accordance with the terms of the Stock Purchase Agreement.

 B.  CERTAIN EVENTS SUBSEQUENT TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

                 [TO BE FINALIZED ON OR BEFORE JUNE 19, 1996]

 C.  OPERATIONS OF SEVEN-UP/RC

          The following description of Seven-Up/RC excludes the business, operations or financial results of Seven-Up/RC of PR, Seven-Up/RC's wholly-owned subsidiary. As a result of the Subsidiary Sale, Reorganized Seven-Up/RC will not own Seven-Up/RC of PR. Accordingly, the business, operations, financial results and future prospects of Seven-Up/RC of PR are not material to the holders of the Senior Secured Notes who will receive Cash and New Common Stock under the Plan.

          Seven-Up/RC is among the largest beverage distributors in the United States, selling over 1 1/2 billion eight-ounce servings in fiscal year 1995, and is one of the largest bottlers of Seven-Up in the United States. Seven-Up/RC manufactures and distributes a broad variety of beverage products in Southern California, Central California, and portions of Nevada and New Mexico. Within its territories, Seven-Up/RC has the exclusive right to manufacture, distribute, or both, the following franchised trademark brands: Seven-Up (lemon-lime soda), Royal Crown (cola), A&W (root beer and cream soda), Sunkist (orange and citrus soda), Hawaiian Punch (tropical punch), Schweppes (tonics and mixers), Evian (imported still water), Perrier (imported mineral water), Welch's (grape, strawberry, and pineapple beverages), Mystic (New Age), and Yoo-Hoo

(chocolate drink), among others. Seven-Up/RC's net sales in fiscal year 1995 were $314,469,000.

          Seven-Up/RC distributes its beverage products to its customers via a network of distribution facilities located within major population areas. Seven-Up/RC distributes over 95% of its products directly to retail outlets through its direct-store-door ("Definitions DSD") distribution system, whereby Seven-Up/RC delivers finished beverage product directly to its customers by truck. For the remaining 5%, customers pick up beverage products directly from Seven-Up/RC's distribution warehouses. With its DSD distribution system and its network of distribution warehouses, Seven-Up/RC provides efficient, high-quality service to more than 35,000 retail outlets in the United States. These retail outlets serve over 30 million consumers and include supermarkets, warehouse clubs, convenience stores, and other retail establishments.

          Seven-Up/RC is a wholly-owned subsidiary of BGAC, a Delaware corporation. BGAC has no independent operations and is itself a wholly-owned subsidiary of WB, a privately-held Delaware corporation. The stockholders of WB are: (i) Westinghouse; (ii) Citicorp Venture Capital, Ltd.; (iii) Commonwealth Investors, L.P.; (iv) the Equitable Life Assurance Society of the United States; and (v) certain directors of WB, BGAC and Seven-Up/RC. WB acquired the Beverage Group of Westinghouse in September 1990 for an aggregate consideration of approximately $224,000,000 (the "Definitions Acquisition").

          In August 1992, Seven-Up/RC and WB completed a series of transactions whereby Seven-Up/RC issued the Senior Secured Notes, with interest thereon payable semi-annually. The Senior Secured Notes are unconditionally guaranteed by BGAC and are secured by a lien on, and security interest in, all of Seven-Up/RC's issued and outstanding capital stock and 66.5% of the issued and outstanding capital stock of Seven-Up/RC of PR. The net proceeds of the Senior Secured Notes were used to retire indebtedness incurred as a result of the Acquisition. In connection with these transactions, certain equity holders converted their indebtedness against Seven-Up/RC into an equity interest of WB. The Senior Secured Notes were underwritten by Citicorp Securities Markets, Inc., among others.

 D.  BUSINESS STRATEGY

          Seven-Up/RC's business strategy is to (i) manufacture and distribute the leading franchised and trademarked beverage brands in its beverage flavor categories and (ii) emphasize the profitability of its core business rather than expand into untested markets. Seven-Up/RC will remain highly focused on its core DSD business. At the same time, certain of its non-core businesses, including Seven-Up/RC's Avalon Food and Beverage division ("Avalon"), which focuses primarily on warehouse distribution to large retail grocers who further distribute the products through their internal distribution systems, and substantially all of its hot-fill contracting business, will be either totally discontinued or greatly downsized.

 E.  TERRITORIES AND PRODUCTS

          Territories. Based on the three most significant factors that contribute to revenue growth in the beverage industry -- per-capita beverage consumption, climate, and population growth -- Seven-Up/RC operates in some of the most attractive geographic territories for beverage sales. In addition, the population growth rates of California, Nevada, and New Mexico are higher than average, which directly translates to higher beverage consumption in those states, relative to other geographic territories.

          Beverage Franchises. Seven-Up/RC is able to attract franchises because, unlike its principal competitors, Seven-Up/RC can devote significant attention to each brand and can provide each franchisor with the marketing and merchandising benefits of a larger bottler.

          Franchised Brands. Seven-Up/RC's franchised brand portfolio is composed of beverage brands which generally lead their respective beverage flavor categories. Because of the breadth and strength of Seven-Up/RC's franchised brand portfolio, retail outlets provide Seven-Up/RC's brands with amounts of shelf space and promotional displays that are on par with that of Seven-Up/RC's competitors. For information regarding Seven-Up/RC's sales by franchise, see Seven-Up/RC's Form 10-K attached as Exhibit "E" hereto.

          The market shares of Seven-Up/RC's franchised brands are among the highest in Seven-Up/RC's territories. Although Pepsi-Cola and

Coca-Cola collectively account for over 60% of the soft drinks sold in Seven-Up/RC's territories, Seven-Up/RC remains competitive because the combined market share of its franchised brands give it marketing and merchandising advantages that it would otherwise lack with a smaller or less diversified brand portfolio. The combined market share of Seven-Up/RC's franchised brands also enables Seven-Up/RC to realize purchasing, manufacturing, marketing, and delivery efficiencies, all of which contribute to Seven-Up/RC's ability to market and price its beverage products competitively.

          Not only does Seven-Up/RC's franchised brands have high local market shares, but a majority of Seven-Up/RC's franchised brands have local market shares that are higher than their respective national market shares.

 F.  BOTTLING RIGHTS; FRANCHISE AGREEMENTS

          Seven-Up/RC has entered into agreements with beverage franchisors pursuant to which Seven-Up/RC owns the exclusive right to manufacture, distribute, or both, certain beverage products in specified territories. Under these exclusive franchise agreements, Seven-Up/RC gains the right to use each franchisor's trade name and trademark, as well as any associated patents, copyrights, designs, and labels. Pursuant to these agreements, Seven-Up/RC also owns non-exclusive rights to produce, distribute, and market certain soft drink syrups in premix (ready-to-use) and postmix (concentrated) form for fountain sales.

          Seven-Up/RC considers its franchise agreements with Cadbury Schweppes Inc. ("Seven-Up," "A&W," "Welch's" and "Sunkist"), Great Brands of Europe, Inc. ("Evian") and Royal Crown Cola Co. to be material to its operations. These agreements and Seven-Up/RC's other franchise contracts obligate Seven-Up/RC to
(a) maintain production and distribution facilities that are financially sound and that can satisfy the demand for the franchisor's beverage products, as well as meet franchisor-prescribed quality control standards, (b) use its best efforts to promote sales of the franchisor's beverages, (c) submit annual marketing, management, and advertising plans for franchisor approval (which approval may not be unreasonably withheld), and (d) submit reports summarizing the implementation of these plans.

          The franchise agreements generally prohibit Seven-Up/RC from engaging in specific activities including, but not limited to, distributing or selling the franchised beverage product outside the specified geographic territory, and producing or handling competing products or other products that would imitate, infringe upon, or cause confusion with the trade dress, containers, or trademarks of the franchised beverage product. The franchisor also generally reserves the right to approve any transfer of the license. In addition, the licenses usually do not allow assignments for consideration.

          Seven-Up/RC's franchise agreements are either for an indefinite term or for several years with automatic renewals. Seven-Up/RC may terminate a franchise agreement at any time, without cause, by giving proper notice to the franchisor. A franchisor may terminate Seven-Up/RC's rights to produce, market, and distribute its products upon an event of default (as defined in the franchise agreement) and in certain other limited circumstances. Events of default include, but are not limited to, engaging in prohibited activities and failing to fulfill Seven-Up/RC's affirmative obligations under the franchise agreements. No franchisor has ever terminated any of Seven-Up/RC's franchise agreements as a result of a breach of the agreements' provisions. Seven-Up/RC considers its relationship with each of its franchisors to be satisfactory.

          Discontinuation of Snapple. On July 20, 1995, Seven-Up/RC received notice that its rights to distribute Snapple products in Southern California -- which were not subject to a franchise agreement -- would be terminated as of November 10, 1995. On January 26, 1996, Seven-Up/RC and Quaker Oats, Inc., owner of Snapple Beverage Corporation ("Snapple"), reached an agreement pursuant to which Seven-Up/RC ceased all production of hot-fill products for Snapple and terminated a "take-or-pay" contract for a consideration to Seven-Up/RC of $1.2 million and terminated, as of December 31, 1995, an Equipment Lease Agreement under which Seven-Up/RC leased hot-fill production equipment from Quaker Oats.

          Settlement with Evian. On July 28, 1995, Seven-Up/RC received a notice of termination of the distribution agreement dated September 12, 1990 (the "Distribution Agreement") with Evian. The Distribution Agreement grants Seven-Up/RC the exclusive right to distribute Evian Water in Southern California. In its notice of termination, Evian stated its belief that termination was justified based on Seven-Up/RC's decision to suspend interest payments on the Senior Secured Notes. Additionally, the termination notice stated that Seven-Up/RC would be allowed to distribute Evian Water on an at will basis. Evian's notice of termination was not effective until the expiration of the contractually specified cure period. Before the cure period as extended expired, Seven-Up/RC and Evian reached a settlement pursuant to which the termination notice was withdrawn and the Distribution Agreement was amended. The Distribution Agreement, as amended on January 12, 1996, grants certain termination rights to Evian in the event that certain standards, primarily related to the performance of distribution services rather than sales volume, are not met. Seven-Up/RC believes it will be able to comply with these standards.

          Assumption of Franchise Agreements. The Plan provides that all of Seven-Up/RC's franchise agreements will be assumed by Reorganized Seven-Up/RC. See Section VII.G.1. "Summary of the Plan -- Miscellaneous Provisions -- Executory Contracts and Unexpired Leases."

 G.  MANUFACTURING

          Equipment Upgrades. In 1995, Seven-Up/RC manufactured more than 50 million cases of beverage products in its Vernon and Buena Park, California and Albuquerque, New Mexico manufacturing plants. Since 1990, Seven-Up/RC has invested approximately $11,600,000 to upgrade production equipment. These improvements have substantially increased the speed, efficiency, and flexibility of Seven-Up/RC's bottling and canning lines and have substantially reduced Seven-Up/RC's direct labor and plant costs.

          These improvements have enabled Seven-Up/RC to position itself as a technological leader in the soft drink industry. To this end, Seven-Up/RC currently has a broader range of manufacturing capabilities than most other bottlers. For example, Seven-Up/RC can filter beverages using special methods, and preserve beverage products using heat pasteurization rather than additives. In addition, Seven-Up/RC can produce teas and juice-filled products using its "hot-fill" production equipment.

          Manufacturing Capacity. Seven-Up/RC's largest manufacturing plant is located in Vernon, California. Built in 1977, the Vernon plant is a combination manufacturing and distribution facility that can produce 42 million cases annually from two bottle lines and two can lines. The Buena Park, California plant is a diversified facility capable of making 27 million cases annually from three separate lines that produce canned, bottled, and fountain products, as well as hot-fill and pasteurized products. The Albuquerque, New Mexico plant is a combined manufacturing and distribution facility capable of producing 3 million cases annually from one can and one bottle line. Given the manufacturing capacity of these three plants, Seven-Up/RC believes it can adequately meet its existing and future production requirements.

H.  PRE-PETITION SETTLEMENTS WITH LESSORS AND OTHER PARTIES

          San Bernardino, CA Facility. During January 1996, Seven-Up/RC, as part of its consolidation program to reduce operating costs, notified the Cott Corporation ("Cott"), the owner of the plant, that it would discontinue its agreement to manage the manufacturing and production conducted at Cott's San Bernardino Facility as of March 29, 1996. In accordance with the Worker Adjustment and Retraining Notification Act (29 U.S.C. (S)(S) 2101 et seq., the "Warn Act"), employees of this facility were given 60 days' notice that Seven-Up/RC would be closing its operations at this facility. Negotiations with respect to a potential settlement of the mutual claims of Cott and Seven-Up/RC under Cott's agreement with Seven-Up/RC are ongoing.

          Carson, CA Facility (Metropolitan Los Angeles). On April 3, 1996, Seven-Up/RC reached an agreement with the lessor of its Carson distribution facility regarding the termination of the applicable lease agreement on or before June 30, 1996. The lease at the Carson facility expires on April 21, 1998. As part of the settlement, the landlord waived any claims it may have had against Seven-Up/RC under the lease and Seven-Up/RC paid the landlord $227,703 and, in addition, allowed the landlord to retain its security deposit of $72,297 for a total consideration of $300,000 (out of an approximate aggregate uncapped claim for rent reserved under the lease of $1,591,000). In addition, Seven-Up/RC relinquished any rights it may have had to the leasehold improvements at the facility. Distribution from this facility has been consolidated into Seven-Up/RC's main facility in Vernon, California.

          Anaheim, CA Facility. On November 29, 1995, Seven-Up/RC reached an agreement with the lessor of its Anaheim distribution facility regarding the termination of the applicable lease agreement. As a result of Seven-Up/RC's decision to discontinue its Avalon distribution system, Seven-Up/RC vacated the Anaheim facility, which was a distribution facility for Avalon, in November 1995. The lease of the facility expires on September 30, 1997. As part of the settlement, the landlord waived any claims it may have had against Seven-Up/RC under the lease and Seven-Up/RC paid the landlord $104,000 and, in addition, allowed the landlord to retain its security deposit of $56,000 for a total consideration of $160,000. In addition, Seven-Up/RC relinquished any rights it may have to the leasehold improvements at the facility.

          McDonnell Douglas Equipment Lease. On May 7, 1996, Seven-Up/RC reached an agreement with MDFC Equipment Leasing Corporation ("MDFC"), the equipment lessor of two hot-fill bottling lines located at Seven-Up/RC's Vernon, California facility. As a result of its decision to significantly downsize contract packing, Seven-Up/RC no longer needs the equipment. The lease of the equipment expires on January 25, 2001. As part of the settlement, MDFC waived, with certain exceptions, any claims it may have had against Seven-Up/RC under the lease and Seven-Up/RC surrendered the equipment to MDFC and paid MDFC $1,000,000.00 plus past due unpaid monthly rental payments through March 1996.

          Seven-Up/RC believes these pre-petition settlements are in the best interest of its creditors and estate because they resulted in cash payments that are estimated to be approximately $4 million less than the potential claims of the parties to these settlements.

 I.  DIRECT MATERIAL COSTS

          The most significant costs of manufacturing beverage products are those associated with the products' direct materials. Direct material costs vary among beverage brands because each beverage has unique flavor extract and sweetener blends which cause production costs to differ. Direct material costs also vary among beverage brands because of how the beverage is packaged. Each beverage package has an associated standard cost, with glass containers having the highest package cost per case. As such, Seven-Up/RC's per-case blended direct materials cost varies with changes in the amount of glass containers or cans produced in any given year. Seven-Up/RC is also a member of a purchasing cooperative association, which is comprised of the largest independent bottlers in the United States. Through its membership in the cooperative, Seven-Up/RC receives the benefit of greater purchasing power and lower raw material costs.

          In 1995, key raw and direct materials and their approximate percentage of material costs included concentrate (22.4%), aluminum cans (21.3%), finished products (including Evian, Snapple, Perrier, and Yoo-Hoo) (25%), plastic bottles (9.8%), liquid corn sugar (9.9%), glass bottles (3.7%), packaging (1.7%), and other materials (including bottle closures and additives) (6.2%). With the exception of concentrate, which is purchased directly from the franchisor, Seven-Up/RC is not dependent on any individual supplier for any of its raw materials.

 J.  SALES AND DISTRIBUTION

          Seven-Up/RC's principal distribution method is its DSD system. Pursuant to the DSD system, Seven-Up/RC delivers finished beverage product by truck directly to its customers and in 1995 the DSD system accounted for over 85% of Seven-Up/RC's case sales. This delivery system is Seven-Up/RC's preferred distribution method. It provides Seven-Up/RC with greater control over sales, marketing and merchandising of its products. The balance of case sales in 1995 were distributed through delivery to customer warehouses, primarily through Seven-Up/RC's Avalon division, which will be eliminated during 1996. After the elimination of the Avalon distribution division, Seven-Up/RC's DSD system will represent over 95% of Seven-Up/RC's case sales.

          Seven-Up/RC uses vending machines, fountain equipment, and visi-coolers (bottler-identified refrigerated cabinets) to display and sell its cold drink products. Vending machines are either Seven-Up/RC-owned or are sold, leased, or loaned to retail outlets or distributors who are responsible for maintaining and restocking the machines. Seven-Up/RC generally loans visi-coolers to large retail outlets and convenience stores.

          Seven-Up/RC is not dependent on any single customer. During 1995, no single customer accounted for 10% or more of Seven-Up/RC's sales. A significant portion of Seven-Up/RC's sales are made to large retail chains. Seven-Up/RC does not anticipate losing any significant number of these customers because consumer demand for Seven-Up/RC's beverage brands is strong and because Seven-Up/RC is the exclusive distributor of its products within its territories. Therefore, retail chains will likely continue purchasing Seven-Up/RC's products in order to satisfy retail consumer demand.

 K.  MARKETING

          Marketing is the primary basis for competition among soft drink bottlers. Successful bottlers must price their products competitively, advertise creatively in their geographic territories, and execute their promotional programs effectively. Seven-Up/RC's marketing efforts are directed towards managing brands and key accounts, promotional activities, and merchandising activities. Seven-Up/RC believes that its marketing program allows it to compete effectively within its geographic territories.

          Retail promotional programs are Seven-Up/RC's most significant marketing expense. These programs are financed either by Seven-Up/RC alone or in conjunction with Seven-Up/RC's franchisors. Generally, Seven-Up/RC's franchisors underwrite national advertising campaigns and Seven-Up/RC pays for local advertising campaigns.

          Seven-Up/RC's brand management group coordinates the local marketing program for each of its franchised soft drink brands with the corresponding national advertising campaign of Seven-Up/RC's franchisors. To this end, Seven-Up/RC's brand managers develop local advertising campaigns, implement strategies to develop local brand recognition, direct promotional activities on a Seven-Up/RC-wide basis, and monitor marketing support received from franchisors pursuant to annual marketing agreements entered into with Seven-Up/RC's franchisors.

          Seven-Up/RC's financial success, and the financial success of any bottler, is closely tied to its on-going relationships with its key accounts. These relationships are fostered by Seven-Up/RC's key account managers who service Seven-Up/RC's forty-five largest customers. These customers represent 61% of Seven-Up/RC's DSD case sales. To foster these relationships, Seven-Up/RC's key account managers coordinate Seven-Up/RC's promotional activities with those of the franchisor, design promotional programs to meet specific customer needs, and obtain authorization from Seven-Up/RC's customers for new product and package distribution.

          Seven-Up/RC focuses a significant portion of its promotional efforts on acquiring premium shelf space and end-aisle displays for Seven-Up/RC's brands in high-volume retail outlets. End-aisle displays are especially effective for selling Seven-Up/RC's beverage products because they are linked to special promotions and advertising campaigns that stimulate sales. In addition, Seven-Up/RC advertises heavily in newspapers and runs rebate and coupon programs for retail consumers.

          The goal of Seven-Up/RC's merchandising activities is to make its products highly visible and available to retail consumers shopping in large grocery chains. Retail merchandisers are responsible for building promotional displays and for restocking products in grocery store beverage aisles. To assist its customers with these tasks and to enhance its relationships with its key accounts, Seven-Up/RC will help its customers determine the most efficient use of shelf space based on consumer preferences for products and packaging and beverage product sales volume.

 L.  COMPETITION AND MARKETS

          The soft drink industry is a highly competitive industry that is horizontally and vertically consolidated. The industry's key competitive factors are price, advertising, sales volume, promotional incentives, and franchisor subsidies. Seven-Up/RC's principal competitors are Coca-Cola Enterprises, Inc. ("Definitions CCE") and the Pepsi-Cola Company ("Definitions PCC"), both of which are affiliated with their respective syrup companies. Beginning in 1991, CCE and PCC engaged in price wars in the Southern California market in an effort to increase their respective market shares. As a result, the earnings of soft-drink bottlers, including the earnings of Seven-Up/RC, eroded market-wide as bottlers cut their per-case prices in an effort to remain competitive with CCE and PCC. For a detailed discussion of Seven-Up/RC's financial results, see Form 10-K for Fiscal Year Ended December 31, 1995, dated March 29, 1996./1/
- -------------
/1/    A copy of the 10-K is attached as Exhibit "E" hereto. The 10-K is prepared on a consolidated basis and includes the operations of Seven-Up/RC of PR. It does not reflect the financial position of Seven-Up/RC on a stand-alone basis.


          Seven-Up/RC competes effectively in its markets by skillfully balancing the factors that affect Seven-Up/RC's market share and profitability. To maintain market share and profitability, Seven-Up/RC must execute its marketing programs efficiently and must invest in manufacturing and distribution technology in order to ensure itself low overhead.

 M.  GOVERNMENT REGULATION

          The production, distribution, and sale of many of Seven-Up/RC's products are subject to the Federal Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, various federal environmental statutes, and various other federal, state, and local statutes that regulate the production, sale, safety, advertising, labeling, and franchising of beverages.

          Recycling. Seven-Up/RC is subject to laws governing recycling. The state of California imposes a recycling fee on soft drink bottlers for carbonated beverage containers and requires that all carbonated beverage containers clearly display information apprising retail consumers that the fee will be used exclusively to promote recycling. The recycling fee is $0.025 per container holding twenty-four ounces or less and $0.05 per container holding twenty-five ounces or more. Although Seven-Up/RC is required pursuant to California law to pay the recycling fee, Seven-Up/RC recoups the cost by including the fee on its sales invoices. California may automatically increase its recycling fee if targeted statewide recycling rates are not reached; however, Seven-Up/RC believes that future fee increases, if any, will be minimal because of the success of California's recycling program.

          Environmental. Substantially all of Seven-Up/RC's facilities are subject to federal, state, and local laws that regulate the environment. Complying with these environmental laws has not materially affected Seven-Up/RC's capital expenditures, net income, or competitive position. However, the costs of complying with existing and future environmental laws can not be predicted with any degree of certainty and may significantly affect Seven-Up/RC's future operations.

          Container Deposits. Currently, Seven-Up/RC does not sell products in any state that requires deposits on bottles or cans. However, if a national container deposit law were to be implemented, Seven-Up/RC's operating costs could be significantly affected.

 N.  EMPLOYEES

          On September 11, 1995, as part of its restructuring effort, Seven-Up/RC permanently reduced its work force by 205 people, or by more than 15%.
The reductions were concentrated in administrative and other areas, but excluded the core service and marketing divisions of the company. The reductions are an essential element in Seven-Up/RC's restructuring plan.

          As of December 31, 1995, Seven-Up/RC employed 1,352 employees. A majority of these employees (59%) are hourly workers covered by collective bargaining agreements. The United Industrial Workers ("Definitions UIW") union covers most Los Angeles employees under contracts that expire in 1997. Various local chapters of the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America represent employees at Las Vegas, San Diego and Santa Maria under contracts expiring in 1997, 1995, and 1996, respectively. Negotiations regarding the San Diego agreement, which expired during 1995, have been initiated and negotiations regarding the Santa Maria contract are expected to commence in or about June, 1996. Seven-Up/RC has not had any strikes or work stoppages in the past twenty years and considers its relationship with its employees to be satisfactory.

 O.  PROPERTIES

          Seven-Up/RC's headquarters are located in Vernon, California. Seven-Up/RC owns two combination manufacturing and distribution facilities (Vernon, California and Albuquerque, New Mexico) and owns one manufacturing facility in Buena Park, California. Seven-Up/RC also owns six distribution facilities (Bakersfield, Orange, San Diego, San Fernando, Santa Maria, and Las Vegas) and leases six (Carson, Fresno, El Centro, Oxnard, Redlands, and Vernon). The leased facilities are subject to customary commercial leases with terms expiring between 1996 and 1999.

          As part of its restructuring effort and in conjunction with Seven-Up/RC's decision to downsize its hot-fill production, it was determined that DSD operations conducted at the leased facility in Carson, California would cease during the second quarter of 1996. See Section IV.G. "Certain Events Leading to and Subsequent to the Commencement of the Chapter 11 Cases; Operations of Seven-UP/RC; Business and Operations of Reorganized Seven-Up/RC; Operations During the Chapter 11 Cases -- Manufacturing." Seven-Up/RC believes, after consolidation of the Carson facility, that its owned and leased facilities will be sufficient to satisfy its operating requirements for the foreseeable future.

 P.  LEGAL PROCEEDINGS

          Seven-Up/RC is involved from time to time in routine litigation that is incidental to its business. Seven-Up/RC does not believe that the outcome of any such litigation will have a material adverse effect upon Seven-Up/RC.

 Q.  BUSINESS AND OPERATIONS OF REORGANIZED SEVEN-UP/RC

          There can be no assurance that the business and operations of Reorganized Seven-Up/RC following the Consummation of the Plan will not change in a material way as compared with the business and operations of Seven-Up/RC as conducted on the date of this Disclosure Statement.

                   V.  OFFICERS AND DIRECTORS OF SEVEN-UP/RC

 A.  POST-RESTRUCTURING EXECUTIVE OFFICERS

          Seven-Up/RC currently contemplates that the existing officers of Seven-Up/RC are expected to serve at the request of the Board of Directors of Reorganized Seven-Up/RC in their current capacities after Consummation of the Plan. The following table sets forth certain information with respect to these officers:

                                                                     AGE AS OF
                                                                    DECEMBER 31,
NAME                        POSITION(S)                                1995
- ----                        -----------                             ------------
Barton S. Brodkin           Chief Executive Officer and                  54
                            President since October 1990

Roy S. Breneman             Chief Sales and Marketing                    54
                            Officer and Executive Vice
                            President

Louis Janicich              Senior Vice President of                     58
                            Human Resources and Secretary



                                                                     AGE AS OF
                                                                    DECEMBER 31,
NAME                        POSITION(S)                                1995
- ----                        -----------                             ------------
Donald G. Coppersmith/2/    Senior Vice President of                     63
                            Operations



          BARTON S. BRODKIN (Chief Executive Officer and President). Mr. Brodkin began his career in the soft drink industry in 1967 with the Pepsi-Cola Bottling Company, where he held various sales and marketing positions, ultimately becoming Group Marketing Manager. He joined Westinghouse's Beverage Group in 1973 as Vice President of the Western Division and in 1980 was promoted to Business Unit President and General Manager. He is a director of, and has served as President of, the Seven-Up Bottlers Association. Currently, Mr. Brodkin is Treasurer of the National Soft Drink Association and a director of the RC Bottlers Association.

          ROY S. BRENEMAN (Chief Sales and Marketing Officer and Executive Vice President). Mr. Breneman began his career in the soft drink industry in 1968 as a merchandising manager for the Pepsi-Cola Company. He served as Vice President, General Manager for the Dr. Pepper bottler in Dallas and was National Sales Manager for the Country Time ready-to-drink division of General Foods Corporation. He joined Westinghouse's Beverage Group as Vice President of Marketing Services and became the Senior Vice President of Sales and Marketing in 1986. Currently, Mr. Breneman is on a leave of absence recuperating from an illness.

          LOUIS JANICICH (Senior Vice President of Human Resources and Secretary). Mr. Janicich has been involved in human resources within the soft drink industry since 1967 when he was Director of Industrial Relations with the Pepsi-Cola Bottling Company of Los Angeles. He joined Westinghouse's Beverage Group as Director of

- ---------------

/2/ As of June 28, 1996, F.L. Joseph Chalmers will replace Mr. Coppersmith as
    Senior Vice President of Operations. Mr. Chalmers began his career with Westinghouse in 1969 serving in various positions in purchasing, contract administration and materials management. He transferred to Westinghouse's beverage group in 1976. He served as director of food service, vice-president of sales, and vice-president of logistics.

Industrial Relations in 1970 and in 1987 assumed his current position of Senior Vice President of Human Resources.

          DONALD G. COPPERSMITH (Senior Vice President of Operations). Mr. Coppersmith, who will retire as of June 28, 1996, joined Westinghouse in 1962 as a Senior Quality Engineer and subsequently held various positions of increasing importance in quality control and manufacturing. He transferred in 1976 to Westinghouse's Beverage Group as Senior Vice President of Operations.

 B.  CURRENT DIRECTORS AND EXECUTIVE OFFICERS

          For a list of the current directors and executive officers of Seven-Up/RC, please refer to pages 26-28 of the attached Form 10-K.

 C.  OFFICERS AND DIRECTORS OF REORGANIZED SEVEN-UP/RC

          It is currently contemplated that the existing senior officers of Seven-Up/RC are expected to serve, at the request of the Board of Directors of Reorganized Seven-Up/RC, in their current capacities after Consummation of the Plan.

          On March 20, 1996, Seven-Up/RC and its affiliates entered into a termination agreement (the "Termination Agreement") with Alfred A. Favero, who until that time had served as Chief Financial Officer of Seven-Up/RC. Pursuant to the Termination Agreement, Seven-Up/RC agreed to pay Mr. Favero his base salary and other regular benefits until January 31, 1996, and to continue in effect the indemnification and insurance coverage rights of Mr. Favero after such date. Mr. Favero terminated his employment with Seven-Up/RC for personal reasons.

          Prior to the Petition Date, Seven-Up/RC executed an Amended and Restated Management Agreement with Barton S. Brodkin, chief executive officer of Seven-Up/RC (the "Amended Management Agreement"). Under the Amended Management Agreement, which expires on September 25, 1998 (subject to renewal at Seven-Up/RC's option), Brodkin is to receive an annual base salary as follows:
$300,000 until September 24, 1996, $325,000 from September 25, 1996 until September 24, 1997 and $350,000 from September 25, 1997 until termination of the Amended Management Agreement.

          In addition, Brodkin is eligible for a consensual reorganization bonus of $100,000 if a consensual reorganization is consummated. For purposes of the Amended Management Agreement, "consensual reorganization" means (i) an out-of-court restructuring through an exchange offer or other mechanism, (ii) a tender offer for the Senior Secured Notes or
(iii) confirmation of a Chapter 11 plan of reorganization approved by the requisite holders of the Senior Secured Notes and Seven-Up/RC.

          Under the Amended Management Agreement, Brodkin will also be eligible for a $150,000 bonus in the event the Subsidiary Sale is consummated for aggregate gross consideration in excess of $70 million. Lastly, in the event Brodkin's employment is terminated without cause, he will be eligible to receive a severance payment in the amount of the applicable annual base salary at the time of such termination.

          It is also currently contemplated that all of Seven-Up/RC's existing directors will resign immediately prior to Consummation. The names of the members of the Board of Directors of Reorganized Seven-Up/RC are listed on Exhibit "F" to the Plan "Schedule of Directors of Seven-Up/RC after Consummation."

 D.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH OFFICERS AND DIRECTORS

          Certain officers and directors are involved in other transactions with Seven-Up/RC. See "Certain Relationships and Related Transactions" on page 32 of the 1995 Form 10-K, attached as Exhibit "E" hereto.

                           VI.  THE CHAPTER 11 CASES

          Seven-Up/RC and BGAC filed their petitions for reorganization relief under Chapter 11 of the Bankruptcy Code on May 13, 1996. Following commencement of the Chapter 11 Cases, all actions and proceedings against Seven-Up/RC and BGAC and all acts to obtain any property of the Estate were automatically stayed under section 362 of the Bankruptcy Code. As more fully discussed below, Seven-Up/RC retained certain advisors to assist in the Chapter 11 Cases, and the United States Trustee appointed an official committee of unsecured creditors of Seven-Up/RC which also has retained advisors to facilitate such committee's participation in the Chapter 11 Cases. Also described below are some of the important events that have occurred to date during the Chapter 11 Cases.

 A.  PARTIES IN INTEREST

          The parties described below have been major parties in interest in the Chapter 11 Cases to date.

          1.  Advisors To Seven-Up/RC

          By order of the Bankruptcy Court, dated May 13, 1996, Seven-Up/RC retained Kirkland & Ellis to act as general counsel in the Chapter 11 Cases and
Young, Conaway, Stargatt & Taylor as its Delaware counsel.   Seven-Up/RC and
BGAC also have retained Arthur Andersen as their accountants. Seven-Up/RC and BGAC have consulted with these advisors on all aspects of its business, financial restructuring, and operations as a debtor-in-possession in the Chapter 11 Cases.

          Seven-Up/RC has retained Whitman Heffernan as its financial advisor. On May 13, 1996, the Bankruptcy Court issued an order authorizing Whitman Heffernan's employment and retention as financial advisor on the terms and conditions set forth in the application for such employment and retention. Such terms and conditions include compensation in the amount of $75,000 per month, plus reasonable out-of-pocket expenses. In the event that Consummation occurs, the application contemplates additional fees for Whitman Heffernan. Payment of all fees other than the monthly fees described above requires further order of the Bankruptcy Court.

          Whitman Heffernan assisted management in preparing the business plan and the Projections. In conducting these tasks (i) Whitman Heffernan relied upon and assumed the accuracy and completeness of the financial and other information that was available from public sources, that was provided to Whitman Heffernan by Seven-Up/RC or its representatives, or that was otherwise reviewed by Whitman Heffernan and(ii) Whitman Heffernan did not assume any responsibility for making any independent evaluation of Seven-UP/RC's assets or liabilities or for making any independent verification of any of the information that Whitman Heffernan reviewed. The business plan and the Projections were necessarily based on the economic, market and other conditions as they existed at the time the business plan and the Projections were prepared. Subsequent developments may affect the business plan and the Projections. Whitman Heffernan has not updated or revised either the business plan or the Projections and, at this time, it is not expected that it will do so.

          2.  The Official Committee of Unsecured Creditors And Its Advisors

          The official committee of unsecured creditors (the "Creditors Committee") appointed by the United States Trustee on May 24, 1996, is currently comprised of [LIST MEMBERS]. [______] serves as chair of the Creditors Committee. The Creditors Committee has, with the approval of the Bankruptcy Court, employed and retained the law firm of __________.

 B.  DISPOSITION OF EXECUTORY CONTRACTS

          Under the Bankruptcy Code, Seven-Up/RC has the ability to reject executory contracts, including unexpired leases. Parties affected by these rejections may file claims with the Bankruptcy Court in accordance with the Bankruptcy Code. Allowed claims arising from rejection of such executory contracts or unexpired leases will be paid in full in accordance with the terms of the Plan and the provisions of the Bankruptcy Code, which limit the amount of rejection claims under certain circumstances.

 C.  SIGNIFICANT COURT ORDERS

          Although Seven-Up/RC is authorized to operate its business as a debtor-in-possession, it may not engage in transactions outside the ordinary course of its business without permission of the Bankruptcy Court, following notice and opportunity for a hearing as provided for in the Bankruptcy Code and Bankruptcy Rules. Since the Petition Date, Seven-Up/RC has sought and obtained certain orders from the Bankruptcy Court that are of particular importance in the operation of Seven-Up/RC's business during the pendency of the Chapter 11 Cases. Included among such orders are those authorizing:

         -- maintenance of Seven-Up/RC's existing bank accounts, continued use of existing business forms, continued use of existing cash management system and transfer of funds to non-debtor subsidiaries and affiliates, without interruption and in the usual and ordinary course;

         -- payment to employees of accrued pre-petition wages, bonuses, and commissions on their regularly scheduled post-petition payment dates, permission for employees to use pre-petition vacation time, payment of employees' pre-petition reimbursable employee business expenses, payment of employees' accrued pre-petition employer-contributions to employee benefit plans, and the continuation of employee benefit plans post-petition;

         -- banks to honor pre-petition checks for payment of pre-petition employee claims;

          -- payment of up to $22.1 million in pre-petition claims of trade creditors, pursuant to the Trade Claims Order, if and to the extent such trade creditors continue to ship goods to Seven-Up/RC or render services to Seven-Up/RC after the Petition Date on customary trade terms, see Section III.B. "Summary Explanation of the Plan --Consequences of the Plan on Holders of Trade Claims;"

          -- incurrence of post-petition secured debt pursuant to the DIP Facilities and consensual use of cash collateral, see Section VI.D. "The Chapter 11 Cases -- Debtor-in-Possession Financing and Use of Cash Collateral;"

          -- retention of legal counsel, accountants, and consultants to perform certain services on Seven-Up/RC's behalf; and

          -- the continued use, in accordance with customary trade and Seven-Up/RC's prior practice, of (i) coupon redemption, (ii) retail promotional funds, (iii) full service vending machines, (iv) "visi-coolers", and (v) rebates, among other things, whether or not such claims arose pre- or post-petition.

 D.  DEBTOR-IN-POSSESSION FINANCING AND USE OF CASH COLLATERAL

          On the Petition Date, Seven-Up/RC requested that the Bankruptcy Court immediately enter an emergency order and moved for the entry of interim and final orders approving the consensual use of cash collateral and the post-petition extension of credit pursuant to that certain Debtor In Possession Credit Agreement, dated as of May 13, 1996 (the "DIP Loan Agreement") with GE Capital.

          Pursuant to the DIP Loan Agreement, GE Capital agreed to make revolving credit advances and guarantee letter of credit obligations in the aggregate amount up to $54,000,000 (the "DIP Facility"), which amount includes all outstanding amounts with respect to the GE Capital Credit Agreement, on the terms and subject to the conditions contained therein, including, among other things, the following:

     . Term: All obligations under the DIP Loan Agreement will be due and payable on the earliest to occur of, among other things, twenty-four months from the closing date of the DIP Facility, the date of termination of the revolving credit commitments by Seven-Up/RC pursuant to Section 1.3(c) of the DIP Loan Agreement, the effective date of a plan of reorganization, or the termination of Seven-Up/RC's right to borrow upon the occurrence and continuance of an event of default thereof, in accordance with Section 8.2 of the DIP Loan Agreement.

     . Interest: Interest on the unpaid principal amount of the DIP Facility will accrue at a per annum rate equal to the index rate (which is defined as the published rate for thirty day commercial paper placed directly by GE Capital) plus 3.50% (with a per annum default rate equal to the index rate plus 5.50%), payable monthly in arrears.

     . Application of Proceeds: Proceeds or payments received by GE Capital under the applicable pre-petition loan agreements and the DIP Loan Agreement will be applied first to the pre-petition indebtedness of GE Capital until paid in full and thereafter to pay the indebtedness under the DIP Facility.

     . Collateral Security and Priority: Subject to a carve-out for certain administrative fees and expenses of the estate, the DIP Facility is secured by first-priority liens on and security interests in certain of the Seven-Up/RC's assets, subject in rank and priority to any valid, non-avoidable, perfected and enforceable liens which existed on the Petition Date, except for the liens of certain lenders who have consented to the subordination of their liens to the liens securing the DIP Facility.

     . Administrative Superpriority: Subject to a carve-out for certain administrative fees and expenses of the estate, the post-petition indebtedness will have first administrative priority equivalent to a claim under Section 364(c)(1) of the Bankruptcy Code.

     . BGAC Guaranty: The full and complete performance of the obligations of Seven-Up/RC under the DIP Facility has been guaranteed by BGAC, which guaranty is secured by (a) all rights to payment of any kind owing or made to BGAC by Seven-Up/RC or Seven-Up/RC of PR, (b) all books and records relating to the foregoing, and (c) all proceeds thereof.

    On May 13, 1996, the Bankruptcy Court authorized Seven-Up/RC to use cash collateral and to borrow up to $4.1 million under the DIP Loan Agreement on an emergency basis. Subsequently, on May __, 1996, the Bankruptcy Court authorized Seven-Up/RC to use cash collateral and to borrow up to $9.1 million on an interim basis, pending final approval of the DIP Loan Agreement.

    On May __, 1996, the Bankruptcy Court entered a final order authorizing Seven-Up/RC to use cash collateral and obtain credit under the DIP Loan Agreement on a final basis. In connection with the foregoing, the Bankruptcy Court also, among other things (i) authorized Seven-Up/RC to grant post-petition liens on and security interests in the property of the estate to secure payment of the borrowings and other financial accommodations to be made pursuant to the DIP Loan Agreement, (ii) authorized Seven-Up/RC to grant replacement liens and certain other protection to GE Capital on account of the pre-petition indebtedness and the guaranteed indebtedness of GE Capital, (iii) granted superpriority claim status pursuant to section 364(c) of the Bankruptcy Code on account of all post-petition financing, and (iv) modified the automatic stay in certain respects.

                           VII.  SUMMARY OF THE PLAN

          THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

          THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

          THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN SEVEN-UP/RC UNDER THE PLAN AND WILL, UPON THE CONSUMMATION DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN SEVEN-UP/RC, REORGANIZED SEVEN-UP/RC, AND OTHER PARTIES IN INTEREST.

 A.  OVERALL STRUCTURE OF THE PLAN

          Soon after filing its Chapter 11 petition, Seven-Up/RC focused on quickly obtaining Confirmation of the Plan to allow it to emerge promptly from Chapter 11, thereby preserving Seven-Up/RC's going concern value. Seven-Up/RC recognized that in the competitive industry in which it operates, a lengthy Chapter 11 case could impair Seven-Up/RC's financial condition and value and dim the prospects for a successful reorganization. Seven-Up/RC believes that the Plan, as described below, provides the best possible recovery to Seven-Up/RC's Claim holders consistent with the establishment of a viable financial basis for Seven-Up/RC's future operations. The Plan and the application of proceeds from the Subsidiary Sale will remove over $150 million in secured and unsecured indebtedness from Seven-Up/RC's balance sheet. This deleveraging of the company is the keystone of the Plan and will provide Seven-Up/RC with the financial flexibility necessary to compete in the highly competitive beverage industry.

          Under the Plan, Claims against and Interests in Seven-Up/RC are divided into different Classes. If the Plan is confirmed by the Bankruptcy Court and consummated, on the Distribution Date, and at certain times thereafter as Claims are resolved, liquidated or otherwise allowed, Seven-Up/RC will distribute Cash, securities, and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in Seven-Up/RC created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan (if any) are described below.

          The terms of the Plan are based upon, among other things, Seven-Up/RC's assessment of its ability to achieve the goals of its current business plan, make the distributions under the Plan, and repay its continuing obligations in a manner consistent with the working capital requirements of Reorganized Seven-Up/RC's business. In conjunction with the Plan, Seven-Up/RC has provided financial projections of earnings and cash flows for each of the four and one-half fiscal year periods from June 30, 1996 through December 31, 2000, based on its current business plan. (See Projections annexed as Exhibit "C" hereto.)

 B.  CERTAIN MATTERS REGARDING CLASSIFICATION AND TREATMENT OF CLAIMS AND
     INTERESTS

          The following describes the Plan's classification of those Claims against and Interests in Seven-Up/RC or BGAC that are required to be classified under the Bankruptcy Code, and the treatment that the holders of such Allowed Claims or Allowed Interests (each as defined in the Plan) will receive under the Plan.

          1.  Unclassified Claims

          The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include DIP Facility Claims, Administrative Claims and Priority Tax Claims.

          (a)  DIP Facility Claims.

          A "Definitions DIP Facility Claim" is a Claim made pursuant to, or arising under, the DIP Facility. The Plan provides that on the Distribution Date, each holder of a DIP Facility Claim will receive (a) Cash equal to the amount of such Allowed Claim and all the rights, benefits, and protections provided it under the order or orders of the Bankruptcy Court approving the DIP Facility, or (b) such other treatment as to which Seven-Up/RC and such holder have agreed upon in writing.

          (b)  Administrative Claims.

          An "Definitions Administrative Claim" is a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses incurred after the Petition Date, of preserving the Estates and operating the business of Seven-Up/RC, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Fees, and all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code. Under the Plan, each holder of an Allowed Administrative Claim will receive on the Distribution Date (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which Seven-Up/RC and the holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by Seven-Up/RC in the ordinary course of its business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

          (c)  Priority Tax Claims.

          A "Definitions Priority Tax Claim" is a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code. On the Distribution Date, a holder of an Allowed Priority Tax Claim will receive (a) deferred Cash payments in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus interest on the unpaid portion thereof at the rate of five percent per annum from the Distribution Date through the date of payment thereof or (b) such other treatment as to which Seven-Up/RC and such holder will have agreed upon in writing, with the approval of the Bankruptcy Court, after notice to the Creditors Committee. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal will be made in annual installments, each such installment amount being equal to ten percent of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Distribution Date, and subsequent payments to be due on each successive anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis of the Allowed Priority Tax Claim will be paid on the first Business Day following such date, together with any accrued and unpaid interest to the date of payment; provided, further, that Seven-Up/RC reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full at any time on or after Consummation without premium or penalty.

          2.  Classes of Claims That Are Not Impaired

          (a)  Class 1: Other Priority Claims

          Class 1 consists of all Other Priority Claims. An Other Priority Claim is a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, an Administrative Claim, or a DIP Facility Claim.

          The Plan provides that each holder of an Allowed Claim in Class 1 will be entitled to receive the allowed amount of such Claim in full, and in cash, on the Distribution Date or such other treatment as such holder and Seven-Up/RC have agreed upon in writing. Allowed Claims in Class 1 are not impaired under the Plan and, therefore, holders of Claims in Class 1 will be deemed to have accepted the Plan.

          (b)  Class 2: Secured Claims

          Class 2 consists of Secured Claims. Each subclass of Class 2 Secured Claims will be treated as a separate class for purposes of implementing and consummating the Plan and each holder of an Allowed Class 2 Secured Claim will receive the treatment set forth in the Plan. To the extent, if any, that the value of the collateral securing a Class 2 Secured Claim is less than the amount of such Allowed Claim, the difference will be treated as a Class 3 General Unsecured Claim.

          Class 2.01 consists of all Claims against Seven-Up/RC, secured by and to the extent of the value as of the Petition Date of the GE Capital Credit Agreement Collateral, directly or indirectly arising from or under, or relating in any way to the GE Capital Credit Agreement. On the Distribution Date, a holder of an Allowed

Class 2.01 GE Capital Working Capital Secured Claim will receive (a) Cash in an amount equal to such Allowed Class 2.01 GE Capital Working Capital Secured Claim or (b) such other treatment as Seven-Up/RC and such holder will have agreed in writing as announced at or prior to the Confirmation Hearing.

          Class 2.02 consists of all Claims secured by and to the extent of the value of the Petition Date of the GE Capital of PR Collateral, directly or indirectly arising from or under, or relating in any way to the GE Capital of PR Guaranty. On the Distribution Date, a holder of an Allowed Class 2.02 GE Capital of PR Secured Claim will, in the sole discretion of Seven-Up/RC, and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2.02 GE Capital of PR Secured Claim, receive (a) Cash in an amount equal to such Allowed Class 2.02 GE Capital of PR Secured Claim or (b) such other treatment as Seven-Up/RC and such holder shall have agreed in writing as announced at or prior to the Confirmation Hearing.

          Class 2.03 consists of Other Secured Claims. An Other Secured Claim is a Secured Claim other than (i) a Secured Claim in subclasses 2.01 GE Capital Working Capital Secured Claims and 2.02 GE Capital of PR Secured Claims (ii) a Class 4 Noteholders Claim, (iii) a Class 5 GE Capital Term Loan Secured Claim, and (iv) a DIP Facility Claim. On the Distribution Date, a holder of an Allowed Class 2.03 Other Secured Claim will (a) receive Cash in an amount equal to such Allowed Class 2.03 Other Secured Claim, (b) have its Allowed Class 2.03 Other Secured Claim Reinstated, (c) have the collateral, which secures the payment obligations of Seven-Up/RC or BGAC to such holder, returned to it or (d) receive such other treatment as Seven-Up/RC and such holder have agreed in writing as announced at or prior to the Confirmation Hearing; provided, however, that notwithstanding any provision of the Plan to the contrary, nothing will affect the right or ability of Seven-Up/RC to avoid any purported lien or security interest.

          (c) Class 3: General Unsecured Claims

          Class 3 consists of all Unsecured Claims. An Unsecured Claim is any claim that is not a DIP Facility Claim, Administrative Claim, Priority Tax Claim, Class 1 Other Priority Claim, Class 2 Secured Claim, Class 4 Noteholders Claim or Class 5 GE Capital Term Loan Secured Claim.

          The Plan provides that each holder of an Allowed Claim in Class 3 will be paid in full in the ordinary course of Seven-Up/RC's business and, accordingly, will not be entitled to receive any distribution under the Plan. Instead, the Plan provides that such Claims will become obligations of Reorganized Seven-Up/RC, and be paid pursuant to the terms of any applicable invoice or agreement relating to such Claims. Allowed Claims in Class 3 are not impaired under the Plan and, therefore, holders of Claims in Class 3 will be deemed to have accepted the Plan.

           3.   Impaired Classes of Claims (Entitled to Vote on the Plan)

           (a)  Class 4: Noteholders Claims

          Class 4 consists of all Claims against Seven-Up/RC directly or indirectly arising from or under, or relating in any way to, the Senior Secured Notes Indenture, the Senior Secured Notes or the Senior Secured Notes Collateral. The Plan provides that on the Distribution Date, each holder of an Allowed Claim in Class 4 will be entitled to receive its Pro Rata share of (a) Class 4 New Common Stock and (b) Class 4 Proceeds. Notwithstanding any provision of the Plan to the contrary, for all purposes associated therewith, including voting and distributions, the Class 4 Noteholders Claims are allowed in the aggregate principal amount of approximately $140 million plus accrued and unpaid interest through the Petition Date at the rate provided for in the Senior Secured Notes Indenture. Allowed Claims in Class 4 are impaired under the Plan and therefore, holders of Claims in Class 4 are entitled to vote on the Plan.
On the Distribution Date, Seven-Up/RC will pay the reasonable and actual costs and expenses of the Noteholders Committee, including without limitation the fees of counsel for the Unofficial Noteholders Committee.

          Notwithstanding the foregoing or anything herein to the contrary, in the event that Class 4 Proceeds are less than $55 million but more than $54 million, Seven-Up/RC will make an additional distribution to the Disbursing Agent in an amount by which $55 million exceeds the Class 4 Proceeds. In the event that Class 4 Proceeds are more than $55 million but less than $56 million, Class 4 Proceeds will be deemed to be $55 million and the difference between the actual amount of Class 4 Proceeds and $55 million will be retained by Seven-Up/RC to pay its indebtedness under the DIP Facility or the GE Post-Consummation Facility, as the case may be.

          (b) Class 5: GE Capital Term Loan Secured Claims

          Class 5 consists of all Claims directly or indirectly arising from or under, or relating in any way to, the GE Capital Term Loan or the GE Capital Term Loan Collateral. On the Distribution Date, a holder of an Allowed Class 5 GE Capital Term Loan Secured Claims, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Class 5 GE Capital Term Loan Secured Claims, will receive either (i) Cash equal to 100% of the outstanding and unpaid principal amount of the Allowed Class 5 GE Capital Term Loan Secured Claims or (ii) the Class 5 Note.

          4. Impaired Class of Interest (Entitled to Vote on The Plan but Deemed To Have Accepted Pursuant to Order of Bankruptcy Court)

          (a) Class 6: Old Common Stock Interest

          Class 6 consists of the Interest arising from or in any way associated with the Old Common Stock. The Plan provides that WB, as the holder of the Allowed Class 6 Old Common Stock Interest, will receive (i) 2% of the New Common Stock and (ii) the WB Warrants.

 C.  TREATMENT OF TRADE CREDITORS AND EMPLOYEES UNDER THE PLAN

     1.  Provisions for Trade Creditors

     Seven-Up/RC proposes that all Claims of its trade creditors will not be impaired and will be paid in full.

          If the Plan is confirmed, holders of trade Claims will not be required to file proofs of claim with the Bankruptcy Court and no bar date will be enforced as to such trade Claims. Upon and after Consummation (and, subject to Bankruptcy Court approval, prior to Consummation), all trade Claims not already paid will be paid in full or in the ordinary course of business of Seven-Up/RC. If Seven-Up/RC disputes any trade Claim, such dispute will be determined, resolved, or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced, and will survive Consummation and the Consummation of the applicable Plan as if the Chapter 11 Cases had not been commenced. At Seven-Up/RC's option, such dispute may be brought before, and resolved by, the Bankruptcy Court. If Seven-Up/RC wishes to file an objection with the Bankruptcy Court to the allowance of any Claim, including trade Claims, whether or not a proof of claim has been filed, it must file such objection with the Bankruptcy Court on or before November 1, 1996.

          Any claim arising from the rejection of an executory contract or unexpired lease under the Plan will be paid when such claim is allowed by the Bankruptcy Court.

          2.  Provisions for Employees

          To ensure the continuity of Seven-Up/RC's work force and to further accommodate the unimpaired treatment of employee benefits, Seven-Up/RC sought and obtained an order from the Bankruptcy Court authorizing Seven-Up/RC's banks to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to utilize paid vacation time accrued prior to the Petition Date (so long as they remain employees of Seven-Up/RC) and to continue paying medical and other benefits under all applicable insurance plans. Employee Claims and benefits not paid or honored prior to Consummation of the Plan will be paid or honored upon Consummation of the Plan or as soon thereafter as such payment or other obligation becomes due or performable. Employees will not be required to file proofs of claim on account of employee Claims. Under the Plan, salaries or wages, as the case may be, accrued paid vacation, health related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits with respect to Seven-Up/RC employees will be unaffected.

 D.  MEANS FOR EXECUTION OF THE PLAN

          1.   Cancellation of Senior Secured Notes

          Upon Consummation and subject to the distributions of Class 4 Proceeds and New Common Stock being made as required under the Plan, except as otherwise provided for in the Plan and except with respect to the obligations, if any, arising under the DIP Facility that survive Consummation of the Plan, (i) the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness, equity interest, or obligation of Seven-Up/RC or BGAC, except such notes or other instruments evidencing indebtedness or obligations of Seven-Up/RC that are Reinstated under the Plan, will be canceled and (ii) the obligations of Seven-Up/RC or BGAC under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness, equity interest or obligation of Seven-Up/RC, except such notes or other instruments evidencing indebtedness or obligations of Seven-Up/RC that are Reinstated under the Plan, as the case may be, will be discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by the Indenture Trustee will continue in effect solely for the purposes of (i) allowing the Indenture Trustee to make the distributions to be made on account of such Claims under the Plan as provided in Article VII of the Plan and (ii) governing the agency relationship between the Indenture Trustee and Noteholders under the Senior Secured Notes Indenture, which provisions will remain in effect according to the terms of the Senior Secured Notes Indenture; provided, further, that nothing therein will affect the discharge of Seven-Up/RC and BGAC liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to Reorganized Seven-Up/RC. Reorganized Seven-Up/RC will not have any obligations to the Indenture Trustee for any fees, costs, or expenses, except as expressly provided in the Plan; provided, further, that Reorganized Seven-Up/RC will be liable for the payment of the reasonable fees and expenses of the Indenture Trustee under the Senior Secured Notes Indenture, including attorneys fees outstanding on the Petition Date and amounts incurred in connection with this Plan and in making the distributions to holders of Allowed Class 4 Noteholders Claims in accordance with the provisions of the Plan, in an aggregate amount not to exceed $75,000

          2.  Surrender of Senior Secured Notes

          As a condition to receiving any distribution pursuant to the Plan, each holder of Senior Secured Notes must (i) surrender such Senior Secured Notes to the Disbursing Agent, or (ii) provide an affidavit of loss with regard to such Senior Secured Notes which is in form and substance satisfactory to the Disbursing Agent. If no surrender of such Senior Secured Notes occurs and such holder does not provide an affidavit acceptable to the Disbursing Agent, then no distribution may be made to any holder whose Claim or Interest is based on such Senior Secured Notes.

          3.  Distribution of Cash

          The Disbursing Agent (or such other entity or entities as Seven-Up/RC designates to distribute cash pursuant to the Plan) will distribute all cash to be distributed under the Plan. The Disbursing Agent may employ or contract with other entities to assist in or perform the distribution of such cash. The Disbursing Agent will only distribute cash to holders of Claims (or their assignees) who surrender their Senior Secured Notes in accordance with the provisions set forth in Section VII.D.2. "Summary of the Plan -- Means for Execution of the Plan -- Surrender of Senior Secured Notes." Only holders of Senior Secured Notes registered on the books of Seven-Up/RC and BGAC or any other person who has obtained a properly completed bond power from the registered holder of Senior Secured Notes will be eligible to receive cash, as provided for under the Plan. Payments of cash required to be made pursuant to the Plan will be made, at the election of Seven-Up/RC, by check drawn on a domestic bank or by wire transfer from a domestic bank. Checks issued by Seven-Up/RC pursuant to the Plan in respect of Allowed Claims will be null and void if not cashed within ninety days of the date of the issuance thereof. Requests for reissuance of any check must be made directly to the Disbursing Agent.

          4.  Transfer Ledgers

          By the close of business on the first Business Day after the Confirmation Date, the Indenture Trustee will close the transfer ledgers for the holders of the Senior Secured Notes and will be entitled to rely solely upon the names and addresses of such holders as set forth on the transfer ledgers in making distributions on account of the Senior Secured Notes. To the extent that the persons identified on such transfer ledgers are not the beneficial holders of the Senior Secured Notes, such persons will be obligated to distribute cash to the beneficial holders on account of the Senior Secured Notes in accordance with the Plan. Seven-Up/RC will reimburse such persons for actual out-of-pocket costs of making such distributions.

          5.  Modification of Treatment of Claims

          Seven-Up/RC reserves the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Claim at any time after Consummation upon the consent of the creditor whose Allowed Claim is being adversely affected.

          6.  Setoffs

          Seven-Up/RC may, but will not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that Seven-Up/RC may have against the holder of such Claim; however, neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by Seven-Up/RC of any such claim that Seven-Up/RC may have against such holder.

          7.  Unclaimed Distributions

          Any person that is entitled to receive a cash distribution under the Plan but fails to cash a check within 90 days of its issuance will be entitled to receive a reissued check from Seven-Up/RC for the amount of the original check, without any interest, if such person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent would request to verify that such person is entitled to such check, prior to the second anniversary of Consummation. If a person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of Consummation, any cash that such person was entitled to receive pursuant to such check will become the property of, and will be released to, Seven-Up/RC. If any person entitled to receive cash cannot be located upon Consummation, such cash will not be distributed by Seven-Up/RC. If such person is located within two years of Consummation, the cash will be distributed to such person. If any person entitled to receive a distribution of cash under the Plan cannot be located within two years of Consummation, such person will not be entitled to receive any distribution under the Plan. Nothing contained in the Plan will require Seven-Up/RC to attempt to locate any person entitled to any distribution under the Plan by any means other than mailing such distribution to the last known address of such person as set forth in the Schedules (as defined in the Plan), or set forth in a proof of claim or interest filed by such person and served upon Seven-Up/RC or otherwise provided to the Disbursing Agent by the Indenture Trustee.

          If any holder's distribution is returned to the Indenture Trustee, Seven-Up/RC, or such other agent as Seven-Up/RC may designate, as the case may be, no further distributions to such holder will be made unless and until the Indenture Trustee, Seven-Up/RC, or such other agent as Seven-Up/RC may designate, as the case may be, is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest; provided, however, that to the extent Seven-Up/RC or the Indenture Trustee earns interest in fact on the Class 4 Proceeds, such interest less any applicable bank charges will be distributed to the holders of Allowed
Class 4 Claims on a Pro Rata basis.   Amounts in respect of undeliverable
distributions made through the Indenture Trustee, Seven-Up/RC, or such other agent as Seven-Up/RC may designate, as the case may be, will be returned to Reorganized Seven-Up/RC until such distributions are claimed. All claims for undeliverable distributions will be made on or before the fifth (5th) anniversary of Consummation. After such date, all unclaimed property will revert to Reorganized Seven-Up/RC and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred.

          8.  No Interest

          Except (i) as specifically provided for in the Plan or the Confirmation Order, (ii) with respect to Allowed Class 2.01 GE Capital Working Capital Secured Claims or Allowed Class 2.02 GE Capital of PR Secured Claims or
(iii) with respect to an Allowed DIP Facility Claim, interest will not accrue on Claims, and no holder of a Claim will be entitled to interest accruing on or after the Petition Date on any Claim. Interest will not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim; provided, however, that, if Seven-Up/RC objects to the allowance of a Claim after the Distribution Date and such Claim becomes an Allowed Claim, Seven-Up/RC will pay interest on such Allowed Claim from the date of the objection through the date of the initial distribution on such Allowed Claim at a rate of 6% per annum.

 E.  CONDITIONS TO CONFIRMATION AND  CONSUMMATION

     1.  Conditions to Confirmation

          The following are conditions precedent to Confirmation of the Plan that must be satisfied unless waived in accordance with Section IX.C. of the
Plan:

          (a) The Confirmation Order will be in form and substance reasonably acceptable to Seven-Up/RC, counsel to the Creditors Committee, and counsel to GE Capital.

          (b) The GE Capital Commitment Letter will be in effect and not have been terminated.

          (c) The Bankruptcy Court will have entered an order approving the Stock Purchase Agreement, which agreement will have been executed and delivered, will be in effect and will not have been terminated.

          2.  Conditions to Consummation

          The following are conditions precedent to the occurrence of Consummation, each of which must be satisfied unless waived in accordance with
Section IX.C. of the Plan:

          (i)       Confirmation will have occurred

          (ii) The Confirmation Order will have become a Final Order and provide, among other things, that:

               (1) The provisions of the Confirmation Order are nonseverable and mutually dependent.

               (2) All executory contracts or unexpired leases assumed by Seven-Up/RC during these Chapter 11 Cases or under the Plan will be assigned and transferred to, and remain in full force and effect for the benefit of, Reorganized Seven-Up/RC notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease.

               (3) The transfers of property by Seven-Up/RC and, to the extent applicable, BGAC (a) to Reorganized Seven-Up/RC (i) are or will be legal, valid, and effective transfers of property,
                    (ii) vest or will vest Reorganized Seven-Up/RC with good title to such property free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (iii) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and will not subject Reorganized Seven-Up/RC to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (b) to holders of Claims under the Plan are for good consideration and value and are in the ordinary course of Seven-Up/RC's business.

               (4) Except as expressly provided in the Plan, Seven-Up/RC and BGAC are discharged effective upon Confirmation from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of Seven-Up/RC or BGAC that has either been assumed or rejected in these Chapter 11 Cases or pursuant to the Plan, or obligation of Seven-Up/RC or BGAC incurred before Confirmation, or from any conduct of Seven-Up/RC or BGAC prior to Confirmation, or that otherwise arose before Confirmation, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

               (5) The Plan does not provide for the liquidation of all or substantially all of the property of Seven-Up/RC or BGAC and its Confirmation is not likely to be followed by the liquidation of Reorganized Seven-Up/RC or the need for further financial reorganization.

               (6) Any objection, not previously withdrawn or settled, to the adequacy of the information contained in the Disclosure Statement is overruled, and the information contained in the Disclosure Statement is adequate for the purpose of soliciting ballots for Confirmation of the Plan.

               (7) The substantive consolidation of BGAC with and into Seven-Up/RC is approved and authorized, and such substantive consolidation is in the best interests of the Estates.


          (iii) The Bankruptcy Court will have entered one or more orders (which may be the Confirmation Order), which have become Final Orders authorizing the assumption and assignment of all unexpired leases and executory contracts, including the Principal Licensing Agreements, to Reorganized Seven-Up/RC.

          (iv)      No request for revocation of the Confirmation Order under
                    section 1144 of the Bankruptcy Code will have been made, or, if made, will remain pending.

          (v) The sale of the stock of Seven-Up/RC of PR, pursuant to the Stock Purchase Agreement or substantially similar agreement, will have closed.

          (vi) The documents implementing the GE Capital Post-Consummation Facility will have been executed and delivered to Seven-Up/RC and the conditions to funding thereunder, except for those conditions relating to Consummation of the Plan and payments to be made in the Chapter 11 Cases, will have been satisfied or waived.

          (vii) Seven-Up/RC's amended and restated certificate of incorporation will have been filed with the secretary of state of Delaware and will be in effect.

          (viii) Seven-Up/RC will have adopted its amended and restated by-laws and such by-laws will be in effect.

          (ix) Seven-Up/RC will have reserved (a) the Class 4 Proceeds for payment to holders of Allowed Class 4 Noteholders Claims and
                    (b) the funds (if any) that must be distributed to the Disbursing Agent pursuant to the second paragraph of Section III.C.1. of the Plan.

          (x) The Merger Agreement will have been executed, delivered and filed with the secretary of state of Delaware.

          (xi) The Registration Rights Agreement will have been executed and delivered.

     3.   Waiver of Conditions to Confirmation and  Consummation

     The conditions set forth in Sections IX.A. and IX.B.2. through B.4. of the Plan may be waived by Seven-Up/RC and BGAC without notice or a hearing; provided, however, that Seven-Up/RC or BGAC shall provide the Committee and GE Capital with notice of any waiver under this Section IX.C. The conditions set forth in Sections IX.B.1. and IX.B.5. through B.11. of the Plan may not be waived by Seven-Up/RC.

F. EFFECTS OF PLAN CONFIRMATION

   1.   Discharge

   Except as otherwise provided in the Plan or in the Confirmation Order, upon Consummation all property distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against Seven-Up/RC and BGAC or any of its assets or properties, and, except as otherwise provided in the Plan or in the Confirmation Order, upon Confirmation, Seven-Up/RC and

BGAC will be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all debts. The Confirmation Order will be a judicial determination of discharge of all liabilities of Seven-Up/RC and BGAC, subject to the occurrence of Consummation. The Confirmation Order will be a judicial determination of discharge and termination of all liabilities of and all Claims as of Consummation against Seven-Up/RC and BGAC, and all Interests in Seven-Up/RC and BGAC, except as otherwise specifically provided in the Plan. Upon Consummation, as to every discharged Claim and Interest, the creditor or equity holder that held such Claim or Interest as of Consummation will be permanently enjoined and precluded from asserting against Seven-Up/RC and BGAC, or against their assets or properties or any transferee thereof, any other or further Claim or Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to Consummation, except as expressly set forth in the Plan or in the Confirmation Order.

   2.   Revesting of Assets

   Pursuant to section 1141(b) of the Bankruptcy Code, the property of the Estates will revest in Seven-Up/RC upon Consummation of the Plan. Thereafter, Reorganized Seven-Up/RC may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. Upon Consummation, all property of Seven-Up/RC will be free and clear of all Claims and Interests, including liens and security interests, except as specifically provided in the Plan or in the Confirmation Order. Without limiting the foregoing, Seven-Up/RC may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses that it incurs after Confirmation.

   3.   Retention of Jurisdiction

   The Bankruptcy Court will have exclusive jurisdiction, under sections
105(a) and 1142 of the Bankruptcy Code, of all matters arising out of, and related to, these Chapter 11 Cases and the Plan including, among other things, the following matters: (1) to hear and determine any and all pending or future objections to the allowance of Claims relating to events or transactions occurring on or prior to Consummation; (2) to consider and rule on the compromise and settlement of any Claim against or cause of action on behalf of the Estates; (3) to hear and determine all pending or future controversies, suits, and disputes that may arise in connection with the interpretation of the Plan or any documents intended to implement the provisions of the Plan; (4) to hear and determine any and all applications for the allowance of Professional Fees; (5) to hear and determine, if necessary, or to estimate or liquidate any and all claims arising from the rejection of executory contracts or unexpired leases pursuant to the Plan or otherwise; (6) to consider any modifications of the Plan permitted by the Bankruptcy Code; (7) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan, including any exhibit thereto, or in any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan; (8) to determine such other matters as may be provided for in the Confirmation Order or other orders of the Bankruptcy Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law; (9) to enforce all orders, judgments, injunctions, and rulings entered in the Chapter 11 Cases; (10) to issue such orders as may be necessary or appropriate in aid of Confirmation and to facilitate Consummation of the Plan; (11) to enter an order closing the Chapter 11 Cases; (12) to recover all assets of Seven-Up/RC and property of the Estates, wherever located; and (13) to hear and determine (a) all motions, applications, adversary proceedings, and contested and litigated matters pending on Consummation, and (b) all claims by or against Seven-Up/RC arising under the Bankruptcy Code or nonbankruptcy law, if made applicable by the Bankruptcy Code, including claims to avoid fraudulent transfers under section 548 of the Bankruptcy Code, whether such claims are commenced before or after Consummation.

   4.   Failure of Court to Exercise Jurisdiction

   If the Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Case of Seven-Up/RC, the Plan will not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

   5.   Post-Consummation Effect of Evidences of Claims or Interests

   Senior Secured Notes and other evidences of Claims against or Interests in Seven-Up/RC and BGAC will, effective upon

Consummation, represent only the right to participate in the distributions contemplated by the Plan.

  6. Term of Injunctions or Stays

  Unless otherwise provided, all injunctions or stays imposed in the Chapter 11 Cases of Seven-Up/RC and BGAC pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date will remain in full force and effect until Consummation.

  7. Releases

  As described above, see Section II "Components of the Plan," the granting of releases to certain parties-in-interest constituted an important element of the restructuring agreement negotiated in November, 1995 between Seven-Up/RC and the Noteholders Committee. The Plan incorporates and implements this aspect of the restructuring Agreement.

  Except as otherwise specifically provided by the Plan, any Person accepting any distribution pursuant to the Plan will be presumed conclusively to have released the Debtors, Reorganized Seven-Up/RC, and any other Person accepting any distribution pursuant to the Plan, successors and assigns of the Debtors, and such Persons, affiliates of the Debtors and such Persons, successors and assigns of such affiliates, present and former stockholders, directors, officers, agents, attorneys, advisors, financial advisors, investment bankers, and employees of the Debtors, such affiliates and such Persons, and any Person claimed to be liable derivatively through any of the foregoing, from any cause of action based on the same subject matter as the Claim or Interest on which the distribution is received. The release described in the preceding sentence will be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to the Plan.

  Upon Consummation, the Debtors will conclusively be deemed to release (i) the following parties and their members and representatives, including but not limited to all professionals (such as accountants, financial advisors and attorneys) retained by such parties:

 (a) Seven-Up/RC and BGAC;

 (b) the Committee;

 (c) the Noteholders Committee;

 (d) the Indenture Trustee;

 (e) the lenders under the DIP Facility;

 (f) all stockholders and their Affiliates of the Debtors or of an Affiliate of the Debtors; and

 (g) all directors and officers of the Debtors and their Affiliates holding such offices at any time during the period from and including March 15, 1996 through and including Confirmation from any and all liability based upon any act or omission related to past service with, for, or on behalf of the Debtors except for:

  1. any indebtedness of any such person to the Debtors for money borrowed by such person;

  2. any setoff or counterclaim the Debtors may have or assert against any such person, provided that the aggregate amount thereof will not exceed the aggregate amount of any Claims held or asserted by such person against the Debtors;

  3. the uncollected amount of any claim made by the Debtors (whether in a filed pleading, by letter or otherwise asserted in writing) prior to the Consummation against such person which claim has not been adjudicated to Final Order, settled, or compromised; or

  4. claims arising from the fraud, willful misconduct, or gross negligence of such persons.

Notwithstanding the foregoing or anything in the Plan to the contrary, nothing herein will be deemed to release Westinghouse from any claim (as defined in section 101(5) of the Bankruptcy Code) of Seven-Up/RC, BGAC, WB, or Seven-UP/RC of PR against Westinghouse arising under that certain Asset and Stock Purchase Agreement dated as of March 30, 1990.

  The Debtors are aware of no material released claim and of no claim asserted or threatened against any party being released. Under these circumstances, and in light of the benefit to Seven-Up/RC, the Debtors believe that the releases will help insure the success of the restructuring and are appropriate and valid under the Bankruptcy Code. Seven-Up/RC of PR is not providing a release of any claim it may hold against any party, and as expressly provided for in the Stock Purchase Agreement.

  8. Injunction

  The satisfaction, release, and discharge pursuant to the Plan will also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or cause of action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Court, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

  9. Exculpation and Limitation of Liability

  Neither Seven-Up/RC, Reorganized Seven-Up/RC, the Committee, the Noteholders Committee, GE Capital nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, these Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects will be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

  Notwithstanding any other provision of the Plan, any holder of a Claim or an Interest, any other party in interest, and any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and any successors or assigns of the foregoing, will have no right of action against Seven-Up/RC, BGAC, Reorganized Seven-Up/RC, the Committee, the Noteholders

Committee, GE Capital or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, these Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

G.  MISCELLANEOUS PROVISIONS

  1. Executory Contracts and Unexpired Leases

  The term "Definitions executory contract" is not defined in the Bankruptcy Code. Generally, an "executory contract" is a contract for which substantial performance remains due from both parties; one commonly used definition is that an executory contract is one where the obligations of each party are so far unperformed that the failure of either party to complete performance would constitute a material breach excusing the performance of the other party.

  Upon Confirmation, all executory contracts and unexpired leases of Seven-Up/RC that are not specifically listed on Exhibit "B" to the Plan will be deemed automatically assumed and all executory contracts and unexpired leases of Seven-Up/RC, including any and all franchise, distribution, licensing, or cooperative association agreements, that are specifically listed on Exhibit "B" to the Plan, will be deemed automatically rejected as of Confirmation. Pursuant to section 365(a) of the Bankruptcy Code, the Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections and assumptions. All executory contracts and unexpired leases of BGAC, if any, will be deemed automatically rejected as of Confirmation.

  Each assumed executory contract and unexpired lease of Seven-Up/RC that relates to the use or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is listed on the schedule of rejected contracts and leases annexed as Exhibit "B" to the Plan.

  Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default will be satisfied by Cure, under section 365(b)(1) of the Bankruptcy Code, at the option of Seven-Up/RC or its assignee assuming such contract or lease. In the event of a dispute regarding
(i) the nature or the amount of any Cure, (ii) the ability of Reorganized Seven-Up/RC or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment; provided, however, that with respect to a dispute concerning Seven-Up/RC's proposed assumption of a Principal License Agreement, the entry of an order resolving such dispute will have become a Final Order on or before Consummation.

  If the rejection by Seven-Up/RC, pursuant to the Plan or the Confirmation Order, of an executory contract or unexpired lease results in a Claim, then such Claim will be barred forever and will not be enforceable against Seven-Up/RC, Reorganized Seven-Up/RC, or the properties of either of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to Seven-Up/RC and the Committee within thirty (30) days after service of a notice that the executory contract or unexpired lease has been rejected.

  All employment and severance agreements, and all employee compensation and benefit programs of Seven-Up/RC, including agreements and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan, but only to the extent that rights under such agreements and programs are held by Seven-Up/RC or Persons who are Seven-Up/RC employees as of Confirmation, and Seven-Up/RC's obligations under such agreements and programs to persons who are employees of Seven-Up/RC upon Confirmation will survive Confirmation of the Plan, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans or contracts or programs.

  Upon Consummation, each of the executory contracts and unexpired leases that is being, or previously has been, assumed will be assigned to Reorganized Seven-Up/RC. The Confirmation Order will approve such assignments pursuant to section 365 of the Bankruptcy Code.

  2. Indemnification Obligations

  For purposes of the Plan, any right or obligation of Seven-Up/RC pursuant to its certificate of incorporation, by-laws, applicable state law or specific agreement to indemnify its shareholders or its officers, directors or employees who either (i) continue to serve Seven-Up/RC in one or more such capacities as of March 15, 1996 or (ii) have ceased to serve because of death or physical or mental disability, with respect to or arising out of events that occurred prior to the Petition Date, will be an obligation of Reorganized Seven-Up/RC.

  3. Subsidiary of Seven-Up/RC

  Prior to consummation of the Subsidiary Sale, Seven-Up/RC of PR will remain a wholly-owned subsidiary of Seven-Up/RC. The Plan and the restructuring do not affect the rights of creditors of Seven-Up/RC of PR. Moreover, because of the Subsidiary Sale, after Consummation, Seven-Up/RC of PR will no longer be a subsidiary or affiliate of Seven-Up/RC.

  4. Proofs of Claim Not Mandatory

  By order dated May 13, 1996, the Bankruptcy Court extended the time for Seven-Up/RC to file the schedules and statement of financial affairs until July 17, 1996, and deemed the requirement to file such schedules and statements permanently waived upon Confirmation of the Plan. If the Plan is not confirmed on or before July 17, 1996, Seven-Up/RC will seek an additional extension of the
time to file such schedules and statements.   The allowance or disallowance of
each claim will be adjudicated as if no Chapter

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

11 Cases had occurred; provided, however, that Seven-Up/RC and BGAC may adjudicate any disputed claim in the Bankruptcy Court.

  5. Modification of the Plan

  Seven-Up/RC and BGAC reserve the right to amend or modify the terms of the Plan in accordance with the provisions of section 1127 of the Bankruptcy Code. Under the Bankruptcy Code, such amendments or modifications may be approved by the Bankruptcy Court at Confirmation without resolicitation of votes if the Bankruptcy Court determines that, after notice as required by the Bankruptcy Code and the Bankruptcy Rules, that the proposed modification does not adversely change the treatment of any Claim or Interest of a Holder who has not accepted the modification in writing. Seven-Up/RC and BGAC will give Holders of Claims and Interests notice of such amendments and modifications as may be required by applicable law and will, in any event, provide notice of such amendments or modifications to counsel to the Committee and GE Capital. Seven-Up/RC and BGAC reserve the right to use acceptances of the Plan to confirm any amendment of the Plan to the extent permitted by law.

  After Confirmation, Seven-Up/RC may ask the Bankruptcy Court to remedy any defects or omissions or reconcile any inconsistencies in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan, so long as the holders of Claims and Interests are not adversely affected and prior notice is served in accordance with the Bankruptcy Code and Bankruptcy Rules.

  6. Substantive Consolidation and Continued Corporate Existence of Seven-
     Up/RC

  Prior to Consummation, BGAC will be substantively consolidated with and into Seven-Up/RC, and for purposes of the Plan, all Claims against BGAC shall be deemed Claims against Seven-Up/RC, and the property of BGAC shall be deemed to be property of Seven-Up/RC. Seven-Up/RC will continue to exist as a separate corporate entity in accordance with the laws of Delaware and pursuant to the certificate of incorporation and by-laws in effect prior to Consummation, except to the extent such certificate of incorporation and by-laws are amended and restated as provided for by the Plan.

  The substantive consolidation proposed under the Plan is appropriate in light of, among other factors, the fact that BGAC

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

has only two creditors, GE Capital and the Noteholders (the "BGAC Creditors"), and that BGAC is only secondarily liable to the BGAC Creditors for debts of Seven-Up/RC. GE Capital supports the Plan and it is believed that the Noteholders will also vote to accept the Plan. In light of this, there is no reason why BGAC should not be consolidated with and into Seven-Up/RC. In addition, it is unclear whether the BGAC Creditors relied upon the creditworthiness of BGAC. The substantive consolidation proposed under the Plan is in the best interests of the Debtors' creditors, as it will allow the proposal and consummation of a single plan with the least delay and administrative cost.

  Both the amended and restated certificate of incorporation and by-laws will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of nonvoting equity securities. The amended certificate of incorporation of Reorganized Seven-Up/RC is attached as Exhibit "A" to the Plan.

  7. Operations of Debtors Between Confirmation and Consummation

  Seven-Up/RC and BGAC will continue to operate as debtors-in-possession, subject to the supervision of the Bankruptcy Court, pursuant to the Bankruptcy Code during the period from Confirmation through and until Consummation, and any obligation incurred by the Debtors during that period will constitute an Administrative Claim; provided, however, that nothing herein will preclude either Seven-Up/RC or BGAC from taking any step they deem necessary or desirable to prepare for and effect the Consummation of the Plan.

  8. Exclusivity Period

  Seven-Up/RC and BGAC will retain the exclusive right to amend the Plan and solicit acceptances thereof until Consummation.

  9. Creditors' Committee

 The Committee will cease to exist after Consummation.

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

  10. Effectuating Documents; Further Transactions

  The Chairman of the Board of Directors, the President, the Chief Operating Officer, the Chief Financial Officer, or any other appropriate officer of either Seven-Up/RC or BGAC will be authorized under the Plan to execute, deliver, file, or record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of Seven-Up/RC and BGAC will be authorized to certify or attest to any of the foregoing actions, if necessary.

  11. Procedure for Making Distributions to Holders of Noteholders Claims

  Each holder of an Allowed Class 4 Noteholders Claim will tender its Senior Secured Notes to the Indenture Trustee in accordance with written instructions to be provided to such holders by the Indenture Trustee as promptly as possible following Consummation. Such instructions will specify that delivery of such Senior Secured Notes will be effected, and the risk of loss and title thereto will pass, only upon the proper delivery of such Senior Secured Notes with a letter of transmittal in accordance with such instructions. All surrendered Senior Secured Notes will be marked as canceled and delivered. All distributions of Class 4 New Common Stock or Class 4 Proceeds on account of Allowed Class 4 Noteholders Claims will be made by the Indenture Trustee. It will be a condition to the making of any distribution of shares and Cash to any holder of an Allowed Class 4 Noteholders Claim that such holder will have tendered to the Indenture Trustee such holder's Senior Secured Notes or, in the event that any such Senior Secured Notes are lost, stolen, mutilated or destroyed, evidence satisfactory to the Indenture Trustee of the loss, mutilation or destruction of such Senior Secured Notes or, at the Indenture Trustee's option, an affidavit of such holder in accordance with Article 8 of the Uniform Commercial Code. Distributions under the Plan to any Person in respect of Senior Secured Notes will not be made if such Person has not complied with the provisions of the foregoing sentence within two (2) years following Consummation, and any such Person will be deemed to have no further Claim and will not participate in any distribution under the Plan.

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

  12. Fractional Shares

  Notwithstanding any other provision of the Plan to the contrary, no fractional shares will be issued pursuant to the Plan. Whenever any payment of a fraction of a share under the Plan would otherwise be required, the actual distribution made will reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half a share being rounded up.

  13. Fractional Cents

  Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents will be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual distribution made will reflect a rounding of such fraction to the nearest whole penny (up or down), with half pennies or less being rounded down and fractions in excess of half a penny being rounded up.

  14. De Minimis Distributions

  No Cash distribution of less than twenty-five dollars ($25.00) will be made by the Indenture Trustee or Seven-Up/RC in respect of any Allowed Claim unless a request therefor is made in writing to the Indenture Trustee.

  15. Retained Litigation Claims

  In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided in the Plan or in the Confirmation Order, Reorganized Seven-Up will retain and may expressly, in its sole discretion, enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that Seven-Up/RC, BGAC, or their estates may hold against any Person. Reorganized Seven-Up/RC or any of its successors may pursue such retained litigation claims in accordance with the best interests of Reorganized Seven-Up/RC or its successors who hold such rights of action.

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

  16. Preservation of Insurance

  The discharge and release of Seven-Up/RC and BGAC from all Claims as provided in the Plan, except as necessary to be consistent with the Plan, will not diminish or impair the enforceability of any insurance policy that may cover Claims against Seven-Up/RC, BGAC or any other Person.

  17. Section 1146 Exemption

  To the extent permitted by section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the execution, delivery, or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the revesting, transfer, or sale of any property of the Debtors, including but not limited to the stock of Seven-Up of PR and Porta Pack Corporation held by Seven-Up/RC and sold under the Stock Purchase Agreement, pursuant to, in implementation of, or as contemplated by the Plan will not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument under the Plan or of the type referred to above is to be recorded will, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

  18. Binding Effect

  The Plan will be binding upon and inure to the benefit of Seven-Up/RC, Reorganized Seven-Up/RC, the holders of Claims, the holders of Interests, and their respective successors and assigns.

  19. Withdrawal or Non-Consummation

  If Seven-Up/RC and BGAC withdraw the Plan prior to Confirmation, or if Confirmation or Consummation does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void. In such event, nothing contained herein, and no acts taken in preparation for

Consummation of the Plan, will be deemed to constitute a waiver or release of any Claims by or against Seven-Up/RC, BGAC or any other Person, to prejudice in any manner the rights of Seven-Up/RC, BGAC or any Person in any further proceedings involving Seven-Up/RC or BGAC, or to constitute an admission of any sort by Seven-Up/RC, BGAC or any other Person.

                    VIII.  CERTAIN FACTORS TO BE CONSIDERED

  Prior to deciding whether to vote to accept or reject the Plan, each holder of Senior Secured Notes should carefully consider all of the information contained in this Disclosure Statement, especially the factors described or cross-referenced in the following paragraphs.

 A.  GENERAL CONSIDERATIONS

  The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against Seven-Up/RC. Reorganization of Seven-Up/RC under the proposed Plan also avoids the potentially adverse impact of a liquidation on Seven-Up/RC employees, and many of its customers, suppliers and trade vendors.

 B.  CERTAIN BANKRUPTCY CONSIDERATIONS

  If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation, or that any alternative plan of reorganization would be on terms as favorable to holders of Claims as the terms of the Plan. If a liquidation or protracted reorganization were to occur, the distributions to creditors under the Plan would be drastically reduced. Seven-Up/RC believes that in a liquidation under Chapter 7, before creditors received any distributions, additional administrative expenses of a trustee and such trustee's attorneys, accountants and other professionals would cause a substantial diminution in the value of the estate. In addition, certain Claims would arise by reason of the liquidation and from the rejection of unexpired leases and other executory contracts in connection with the cessation of Seven-Up/RC's operations. Moreover, the creditors would receive substantially less because of the inability in a liquidation to realize the greater going concern value of Seven-Up/RC's assets.

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

     Seven-Up/RC's liquidation analysis, prepared with Whitman Heffernan's assistance, is premised on a liquidation in a Chapter 7 case and is attached as Exhibit "F" hereto. In the analysis, Seven-Up/RC has taken into account the nature, status and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests. Based on this analysis, and as indicated on the recovery summary included as part of Exhibit "F" to this Disclosure Statement, it is likely that a liquidation of Seven-Up/RC's operations would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of Seven-Up/RC, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

C. INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

  The Projections forecast Seven-Up/RC's operations through the period ending December 31, 2000. The Projections are based on numerous assumptions that are an integral part of the Projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Seven-Up/RC, industry performance, general business and economic conditions, competition, adequate financing, continued supply of raw materials at assumed prices, and other matters, many of which are beyond the control of Reorganized Seven-Up/RC and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of Reorganized Seven-Up/RC's operations. These variations may be material and may adversely affect the ability of Reorganized Seven-Up/RC to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

D. COMPETITION

  The soft drink bottling business is highly competitive and is affected by changes in population growth rates, the climate, and the beverage consumption preferences of the general public. Key

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

competitive factors of the soft drink bottling industry are price, advertising, sales volume, promotional incentives, and franchisor subsidies.

  Over the past several years, market conditions have limited Seven-Up/RC's ability to increase many of its products' prices. Seven-Up/RC, as well as other bottlers, have been forced to cut prices in response to intense price competition between Coca-Cola Enterprises Inc. and company-owned bottling operations of the Pepsi-Cola Company. This price competition has eroded per case margins market-wide and may continue to the extent that both competitors are directed by their respective syrup franchisors to reduce prices further in order to increase soft drink syrup sales.

  Seven-Up/RC may not have adequate financial resources to meet future competitive challenges. For example, Seven-Up/RC relies to a substantial degree upon advertising and promotional funds provided by its franchisors. These support funds are negotiated on an annual basis and may be reduced or terminated. In the event that Seven-Up/RC's franchisors reduce or terminate these funds, Seven-Up/RC may be unable to maintain the same degree of advertising and promotional activity and as a result, consumer demand for its beverage products may slip.

E. RELATIONSHIP WITH FRANCHISORS

  Seven-Up/RC's agreements with its beverage brand franchisors cover all of Seven-Up/RC's present bottling territories and most of its beverage products. Pursuant to these agreements, prices for beverage concentrate are fixed and non-negotiable and Seven-Up/RC covenants not to transfer control of its bottling rights without franchisor consent. In addition, a franchisor may terminate Seven-Up/RC's bottling rights with respect to that franchisor's products upon the occurrence of an event of default under any of Seven-Up/RC's franchise agreements and in certain other limited circumstances. Termination of Seven-Up/RC's bottling rights by the franchisors of its principal products would constitute a default under its revolving credit facility and could have a material adverse effect on Seven-Up/RC's financial position.

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

F. LOCAL ECONOMIES

  Seven-Up/RC's sales are dependent on the condition of the local economies in its territories, which, with respect to export sales, includes currency fluctuations. The recent recessions in Seven-Up/RC's territories adversely impacted Seven-Up/RC's sales volume. There is no assurance that the economies in these territories will improve or that such recessions will not occur again in the near future.

G. GOVERNMENT REGULATION

  The production, distribution, and sale of many of Seven-Up/RC's products are subject to federal, state, and local statutes governing, health, sanitation, environmental matters, safety, and the sale of alcoholic beverages. Seven-Up/RC believes that it has all licenses and approvals that are material to the operation of its business. Seven-Up/RC also believes that its operations are in material compliance with applicable laws and regulations.

  Seven-Up/RC is subject to laws governing recycling. The state of California imposes a recycling fee for carbonated beverage containers on soft drink bottlers and requires that all carbonated beverage containers clearly state that the fee will be used exclusively to promote recycling. The recycling fee is $0.025 per container holding twenty-four ounces or less and $0.05 per container holding twenty-five ounces or more. Although Seven-Up/RC is required under California law to pay the recycling fee, Seven-Up/RC recoups its cost by including the fee on its sales invoices. California may automatically increase its recycling fee if targeted statewide recycling rates are not reached; however, Seven-Up/RC believes that future fee increases, if any, will be minimal because of the success of California's recycling program.

  Substantially all of Seven-Up/RC's facilities are subject to federal, state, and local laws that regulate the environment. Complying with these environmental laws has not materially affected Seven-Up/RC's capital expenditures, net income, or competitive position. However, the costs of complying with existing and future environmental laws can not be predicted with any degree of certainty and may significantly affect Seven-Up/RC's future operations.

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

  Seven-Up/RC does not currently sell products in any state that requires deposits on bottles or cans. However, if a national container deposit law were implemented, Seven-Up/RC's operating costs could be significantly affected.

H. DISRUPTION OF OPERATIONS

  The Chapter 11 Cases, even in connection with a consensual Plan, could adversely affect Seven-Up/RC's relationships with its trade creditors, franchisors, employees, and customers. If such relationships are adversely affected, Seven-Up/RC's operations could be materially affected.

I. CONSIDERATIONS RELATING TO ACCEPTANCE OF THE PLAN

   1. Risk of Non-Confirmation of the Plan

  Even if all impaired classes of Claims accept or are deemed to have accepted the Plan, or, with respect to a class that rejects the Plan, the requirements for cramdown are met, the Bankruptcy Court, which may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a demonstration that the Confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of Seven-Up/RC (the "Definitions Feasibility Test"), and that the value of distributions to creditors who do not accept the Plan may not be less than the value of distributions such creditors would receive if Seven-Up/RC was liquidated under Chapter 7 of the Bankruptcy Code (the "Definitions Best Interests Test"). Although Seven-Up/RC believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

  Seven-Up/RC reserves the right to seek Confirmation of the Plan from the Bankruptcy Court by employing the "cramdown" procedures set forth in section 1129(b) of the Bankruptcy Code if a class of Claims votes to reject the Plan. In order to confirm the Plan under section 1129(b), the Bankruptcy Court must determine that, in addition to satisfying all other requirements for Confirmation, the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired class that has not accepted the Plan.

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

  2. Risk that the Plan will Not be Consummated

  Consummation of the Plan is conditioned upon, among other things, completion of the Subsidiary Sale and Reorganized Seven-Up/RC entering into the GE Capital Post-Consummation Facility. See Section VII.D. "Summary of the Plan --- Means for Execution of the Plan." There can be no assurance, however, that the Subsidiary Sale will not be delayed or challenged or that the GE Capital Post-Consummation Facility will be executed. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan or the restructuring will be consummated.

  IX. RESALE OF SECURITIES RECEIVED UNDER PLAN

  Pursuant to the Plan, holders of the Senior Secured Notes will receive a Pro Rata share of the Class 4 New Common Stock. Under section 1145(a) of the Bankruptcy Code, the issuance of securities to be distributed under the Plan and the subsequent resale of such securities by entities which are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code) are not subject to the registration requirements of section 5 of the Securities Act of 1933.

  BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, SEVEN-UP/RC MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

  Section 1145(b)(1) of the Bankruptcy Code provides:

  (b)(1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity --

    (A) purchases a claim against, interest in, or claim for an administrative expense in the concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

    (B) offers to sell securities offered or sold under the plan for the holders of such securities;

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

    (C) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is--

    (i)  with a view to distribution of such securities; and

    (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

    (D) is an issuer, as used in such section 2(11), with respect to such securities.

    (2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for--

    (A) (i) the matching or combining of fractional interests in securities offered or sold under the plan into whole interests, or

         (ii) the purchase or sale of such fractional interests from or to entities receiving such fractional interests under the plan; or

    (B) the purchase or sale for such entities of such fractional or whole interests as are necessary to adjust for any remaining fractional interests after such matching.

    (3) An entity other than an entity of the kind specified in paragraph (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.

  (c) An offer or sale of securities of the kind and in the manner specified under subsection (a)(1) of this section is deemed to be a public offering.

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

  (d) The Trust Indenture Act of 1939 does not apply to a note issued under the plan that matures not later than one year after effective date of the plan.

  SEVEN-UP/RC RECOMMENDS THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

  There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop and no assurance can be given as to the prices at which they might be traded.

                            X.  VOTING REQUIREMENTS

  On June__, 1996, the Bankruptcy Court entered the order, among other things, approving this Disclosure Statement, setting voting procedures, and scheduling the hearing on Confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. It sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

  If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact the Voting Agent:


                           Hill and Knowlton, Inc.
                           466 Lexington Avenue
                           New York, New York 10017
                           (212) 885-0555

  If you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact the Voting Agent.

  The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures of Seven-Up/RC concerning the Plan have been adequate and have included information concerning all payments made or promised by Seven-Up/RC in connection with the Plan and the Chapter 11 Case. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law.

  In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, the (i) the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more such Classes, which will be the case under the Plan, (ii) the Plan is "feasible," which means that there is a reasonable probability that Confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization, and (iii) the Plan is in the "best interests" of all holders of Claims or Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Seven-Up/RC believes that the Plan satisfies all these conditions.

A.  VOTING ON THE PLAN

  This Disclosure Statement and the appropriate Ballot are being distributed to all holders of Claims who are entitled to vote on the Plan. There is a separate Ballot designated for each impaired voting class in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term "Definitions Ballot" is used without intended reference to the Ballot of any specific class of Claims.

Who May Vote

  Holders of Claims in the following classes are receiving or retaining property under the Plan, are impaired by the Plan, and are therefore entitled to vote on the Plan:

  Class 4:  Claims of Holders of Senior Secured Notes; and
  Class 5:  Claims of Holder of GE Capital Term Loan

  Only holders of Senior Secured Notes on the Record Date and the GE Capital Term Loan are eligible to vote on the Plan. See "Beneficial Owners of Old Securities" below. As fixed by the Bankruptcy Court, the Record Date is June 19, 1996.

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

  In addition, WB, the only holder of the Class 6 Old Common Stock Interests, is entitled to vote, but is deemed to have accepted the Plan, pursuant to order of the Bankruptcy Court dated June __, 1996.

Voting Procedures for Holders of Impaired Claims on the Record Date

  If you are a registered holder of Senior Secured Notes on the Record Date, you will receive the Ballot relating to the Senior Secured Notes that you hold of record. Registered holders may include brokerage firms, commercial banks, trust companies, or other Nominees. If such Nominees hold Senior Secured Notes, but do not hold Senior Secured Notes for their own account, they should immediately provide copies of this Disclosure Statement and the appropriate Ballot to their customers and to beneficial owners. For further instructions, see "Beneficial Owners of Senior Secured Notes" below. Any beneficial owner who has not received a Disclosure Statement or Ballot should contact its brokerage firm or nominee, or the Voting Agent.

  All votes to accept or reject the Plan with respect to any class of Claims must be cast by using the form of Ballot designated for such class. Ballots must be received by the Voting Agent no later than 4:30 p.m., Eastern Daylight Time, on July ___, 1996, the Voting Deadline. Seven-Up/RC will notify the Voting Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled Voting Deadline.

  Holders of impaired Claims on the Record Date who vote on the Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan." Each holder must vote all Senior Secured Notes beneficially owned in a particular class in the same way (i.e., all "accept" or all "reject") even if such Senior Secured Notes are owned through more than one broker or bank.

  Ballots must be delivered to the Voting Agent, at its address set forth on the back cover of this Disclosure Statement. The method of such delivery is at the election and risk of the holder. If such delivery is by mail, it is recommended that holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

  You may receive multiple copies of this Disclosure Statement, especially if you own Senior Secured Notes through more than one broker or bank. If you submit more than one Ballot for a class or issue of Senior Secured Notes because you beneficially own such Senior Secured Notes through more than one broker or bank, be sure to indicate in Item 3 of the Ballot(s) the names of ALL broker-dealers or other intermediaries who hold Senior Secured Notes for you.

Beneficial Owners of Senior Secured Notes

  Any holder holding Senior Secured Notes on the Record Date in its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed pre-addressed stamped envelope.

  Any holder holding Senior Secured Notes on the Record Date through a Nominee can vote by either (i) completing the beneficial owner Ballot and returning it to such Nominee early enough to permit such registered holder to transcribe the information from the beneficial owner Ballot onto a Master Ballot and return the Master Ballot to the Voting Agent before the Voting Deadline, or (ii) if the Ballot has been executed by the Nominee, by completing the Ballot and returning it directly to the Voting Agent by the Voting Deadline.

  By submitting a vote for or against the Plan, you are certifying that you are the Holder of the Senior Secured Notes being voted or an authorized signatory for such a Holder. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the beneficial holder of such securities for purposes of voting on the Plan.

Brokerage Firms, Banks, and Other Nominees

  A Nominee which is the registered holder of a Senior Secured Note for a beneficial owner, or is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy (as described below) and is acting for a beneficial owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such beneficial owner, (ii) collecting all such Ballots, (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and (iv) transmitting such completed Master Ballot to the Voting Agent by the Voting Deadline. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A Nominee which is the registered holder of a Senior Secured Note for one or more beneficial owners also may arrange for such beneficial owners to vote by executing the appropriate Ballot and by distributing a copy of the Disclosure Statement and such executed Ballot to such beneficial owners, who will then vote and return such Ballot to the Voting Agent.

  Voting Deadline and Extensions

  In order to be counted for purposes of voting on the Plan, all of the information requested on the applicable Ballot must be provided. Ballots must be received by the Voting Agent at its address set forth on the back cover of this Disclosure Statement no later than 4:30 p.m., Eastern Daylight Time, on July___, 1996, the Voting Deadline.

  Withdrawal or Change of Votes on the Plan

  A Ballot may be withdrawn by delivering a written transmission notice of withdrawal to the Voting Agent (or, if the Senior Secured Notes are held by a Nominee, to the Nominee so that the Nominee may deliver such notice of revocation to the Voting Agent), in each case so that the Voting Agent receives
such notice prior to the Voting Deadline   Thereafter, withdrawal may be
effected only with the approval of the Bankruptcy Court.

  In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the votes on the Plan to be withdrawn; (ii) contain the description of the Senior Secured Notes to which it relates and the aggregate principal amount or number of notes represented by such Senior Secured Notes; and (iii) be signed by the holder in the same manner as on the Ballot. Seven-Up/RC and BGAC expressly reserve the absolute right to contest the validity of any such withdrawals of votes on the Plan.

  Any holder who has previously submitted to the Voting Agent (or if the Senior Secured Notes are held by a Nominee so that the Nominee may deliver such subsequent Ballot to the Voting Agent) prior to the Voting Deadline a properly completed Ballot may change such vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the one that bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek Confirmation of the Plan have been received. If more than one Master Ballot is submitted and the later dated Master Ballot(s) supplement rather than supersede the earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words "Additional Votes" or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

B.  SURRENDER OF SENIOR SECURED NOTES

  As a condition to receiving any distribution pursuant to the Plan, each holder of Senior Secured Notes must (i) surrender such Senior Secured Notes to the Disbursing Agent, or (ii) provide an affidavit of loss with regard to such Senior Secured Notes which is in form and substance satisfactory to the Disbursing Agent. If no surrender of such Senior Secured Notes occurs and such holder does not provide an affidavit acceptable to the Disbursing Agent, then no distribution may be made to any holder whose Claim is based on such Senior Secured Note.

                 XI.  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of certain material federal income tax consequences of the Plan for Seven-Up/RC, its creditors and its shareholders. This summary does not discuss all aspects of federal income taxation that may be relevant to Seven-Up/RC, to a particular creditor or to a particular shareholder in light of its investment circumstances or to creditors or shareholders subject to special treatment under the federal income tax laws, such as tax-exempt entities, foreign corporations or individuals who are not citizens or residents of the United States. It also does not discuss any aspects of state, local or foreign taxation. This summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated thereunder, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. Moreover, the tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal precedent.

  Consequently, each creditor and shareholder is urged to consult with his own tax advisor as to the specific tax consequences to him of the Plan.

A. FEDERAL INCOME TAX CONSEQUENCES TO SEVEN-UP/RC

   1. Subsidiary Sale

  As a result of the Subsidiary Sale, Seven-Up/RC will recognize (i) ordinary income equal to the amount of consideration received under the Consulting Agreement and (ii) gain (most of which will be capital gain, but some of which will be ordinary income) equal to the excess of the amount of consideration received under the Stock Purchase Agreement over Seven-Up/RC's adjusted tax basis in the stock of Seven-Up/RC of PR and Porta Pack. If the Subsidiary Sale occurs on or before the Consummation Date, Seven-Up/RC will be permitted to offset this ordinary income and capital gain with existing net operating loss carryforwards. In that case, the Subsidiary Sale should not generate any regular federal income tax liability for Seven-Up/RC. However, the ordinary income and capital gain will be subject to an alternative minimum tax ("AMT") at an effective rate of approximately 2% of applicable alternative minimum taxable income. If the Subsidiary Sale were not to occur on or prior to the Consummation Date, Seven-Up/RC likely would be unable to offset much of the gain on the Subsidiary Sale with net operating losses because Seven-Up/RC's existing net operating losses will be substantially reduced as a result of the reorganization (see Discharge of Indebtedness below). In that case, Seven-Up/RC would be subject to regular income tax on the Subsidiary Sale.

 2. Discharge Of Indebtedness

  Seven-Up/RC will realize discharge of indebtedness income if a Claim is not paid in full or if a Claim is Reinstated or modified, provided that such Reinstatement or modification constitutes a "significant modification" that is a realization event for tax purposes and the creditor is not paid in full (i.e., does not receive Cash and/or property with a fair market value equal to the full amount of the Claim). In accord with this rule,

Seven-Up/RC will realize discharge of indebtedness income upon the exchange of the Senior Secured Notes for Class 4 Proceeds and Class 4 New Common Stock, except and only to the extent that payment of the indebtedness would have resulted in a deduction. Such discharge of indebtedness income will equal the excess of the amount owed by Seven-Up/RC with respect to such Senior Secured Notes over the sum of the amount of money, and the fair market value of the New Common Stock transferred to the holders of such Senior Secured Notes. For purposes of the Projections set forth in Exhibit "C" hereto, the computation of the discharge of indebtedness income assumes that the fair market value of New Common Stock transferred to Noteholders equals approximately $29,400,000.

  Such discharge of indebtedness income will not be included in Seven-Up/RC's gross income, but in general will be applied first to reduce Seven-Up/RC's end-of-the-year tax attributes (e.g., net operating and capital loss carryovers) and then, to the extent the amount of such discharge of indebtedness income exceeds Seven-Up/RC's tax attributes, to reduce Seven-Up/RC's adjusted tax basis in its assets. It is anticipated that the discharge of indebtedness income realized from the exchange of the Senior Secured Notes for Class 4 Proceeds and Class 4 New Common Stock will result in the substantial reduction of some of Seven-Up/RC's tax attributes, including Seven-Up/RC's net operating losses remaining after the Subsidiary Sale.

3. Use Of Tax Attributes

  Pursuant to the Plan, the Class 4 New Common Stock will be issued to the Noteholders, subject to dilution upon the exercise of the Management Option and the WB Warrant. The Old Common Stock of Seven-Up/RC thereafter will be canceled and WB will cease to have a majority equity interest in Reorganized Seven-Up/RC. As a result, Seven-Up/RC will undergo an "ownership change" within the meaning of the Tax Code as of the Distribution Date. Accordingly, Seven-Up/RC's ability to use certain tax attributes (including any net operating losses, remaining net operating loss carryovers or net unrealized built-in losses) that arose prior to the ownership change to offset its taxable income, if any, generated in taxable periods after the ownership change will be subject to an annual limitation (the "Annual Limitation"). The Annual Limitation generally will equal (i) the value of Seven-Up/RC immediately after the ownership change multiplied by (ii) the long-term tax-exempt rate, as announced each month by the Treasury Department, on the date of the ownership change. However, the Annual Limitation will equal zero if Reorganized Seven-Up/RC does not continue the "business enterprise" of Seven-Up/RC, as that term is defined for tax purposes, for at least two years from the Distribution Date.

  Based upon an assumed equity value for Reorganized Seven-Up/RC of $30.0 million and a current rate of 5.68% for ownership changes that occur in May, 1996, the Projections assume that the Annual Limitation will be approximately $1.7 million. It is anticipated that Seven-Up/RC's net operating loss carryovers will be substantially reduced as a result of Seven-Up/RC's realization of discharge of indebtedness income. In addition, Reorganized Seven-Up/RC is expected to have net unrealized built-in losses in its assets (i.e., adjusted tax basis in excess of fair market value at the time of the consummation of the Plan) equal to approximately $32.7 million, which will be subject to the Annual Limitation if such losses are recognized within five years from the consummation of the Plan (the "recognition period"). Built-in losses inherent in a particular asset will be treated as recognized either when the asset is sold or when the asset generates depreciation or amortization deductions. In the latter case, only the depreciation or amortization attributable to the built-in loss amount (the "Limited Depreciation") will be subject to the Annual Limitation.

  The Projections assume that Seven-Up/RC will generate Limited Depreciation during the recognition period in excess of the assumed $1.7 million Annual Limitation on the deductibility of such losses. Seven-Up/RC's Limited Depreciation in excess of the Annual Limitation will be treated similar to a net operating or net capital loss carryforward, as the case may be, for federal income tax purposes. Such loss carryforward will be subject to the Annual Limitation until such deduction is utilized or expires generally.

  The recognition of net unrealized built-in losses (including by depreciation or amortization) could affect Seven-Up/RC's liability for AMT since, for purposes of computing the base subject to the AMT, the basis of Seven-Up/RC's assets will be their fair market value immediately before the ownership change, and not the higher adjusted tax basis. Due to the uncertainty with regard to the disposition of assets with such net unrealized built-in losses, Seven-Up/RC cannot predict the precise impact of such limitations on the ultimate deductibility of all such losses or the possible exposure to AMT caused by such disposition.

B.   FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

     1.  Holders Of Unimpaired Claims

  A holder whose Claim is paid in full on the Consummation Date will recognize gain or loss for federal income tax purposes equal to the difference between such payment and his adjusted tax basis in the Claim. A holder whose Claim is Reinstated, provided that such Reinstatement does not result in a "significant modification" of the Claim for tax purposes, will not realize gain or loss as a result of the Plan. However, a holder whose Claim is Reinstated or modified in a way that is considered a "significant modification" of the Claim for tax purposes, or who is treated as having received interest, damages, or other income in connection with a Reinstatement or modification, will realize gain or loss for federal income tax purposes. Such gain or loss will be recognized unless such Reinstatement or modification constitutes a tax-free recapitalization, which is unlikely.

     2.   Holders Of Senior Secured Notes

     (a) General

  In general, Noteholders will realize gain or loss on the exchange of an Allowed Class 4 Noteholders Claim for Class 4 Proceeds and Class 4 New Common Stock in an amount equal to the difference between (i) the sum of (x) the amount of money and (y) the fair market value of the Class 4 New Common Stock received and (ii) the adjusted tax basis of the holder in the Senior Secured Notes surrendered in exchange therefor. In accordance with the Plan, distributions to holders of Allowed Class 4 Noteholders Claims will be deemed to be applied first to payment of the outstanding principal on the Senior Secured Notes and second to payment of accrued and unpaid interest under the Senior Secured Notes.

  Whether or not a Noteholder will be required or allowed to recognize the gain or loss realized on the exchange of a Senior Secured Note for Class 4 Proceeds and Class 4 New Common Stock depends on whether such exchange constitutes a recapitalization. This, in turn, depends upon whether the Senior Secured Notes constitute "securities" for federal income tax purposes. Whether an instrument constitutes a "security" for federal income tax purposes is determined based on all the facts and circumstances.

Certain authorities have held that the length of the term of a debt instrument is a factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or are accrued.

  Thus, in general, if the Senior Secured Notes constitute securities, the exchange of a Senior Secured Note for Class 4 Proceeds and Class 4 New Common Stock will constitute a recapitalization. In such a case, a Noteholder that receives Cash in the exchange will not recognize any loss, but will recognize any gain realized in such exchange to the extent of the lesser of (i) the amount of gain realized or (ii) the amount of money received (reduced by the amount of such money that is allocated to accrued but unpaid interest, as discussed below). The tax basis of a holder of Class 4 New Common Stock received in the exchange generally will be equal to the adjusted tax basis of such holder in the Senior Secured Notes surrendered in exchange therefor increased by the gain, if any, recognized and reduced by the amount of money received. The holding period of a holder of the Class 4 New Common Stock received in the exchange generally will include the holding period of such holder in the Senior Secured Notes surrendered in exchange therefor (provided such Senior Secured Notes were held as a capital asset at the time of the exchange).

  If the Senior Secured Notes do not constitute securities, the entire amount of gain or loss realized by a Noteholder will be recognized for federal income tax purposes. The tax basis of a Noteholder in the Class 4 New Common Stock will be equal to the fair market value of the New Common Stock at the time of the exchange. In that event, the holding period of a holder of the New Common Stock will begin on the day following the day of the exchange.

  Except for the amount of gain attributable to accrued market discount on Senior Secured Notes that were purchased with market discount (which market discount is subject to the rules described below), any gain or loss recognized on the exchange will be capital gain or loss if the Senior Secured Notes are capital assets in the hands of the Noteholder. Such gain or loss will be long-term capital gain or loss if the Noteholder's holding period with respect to the Senior Secured Notes surrendered exceeds one year at the time of the exchange. Notwithstanding this general rule, if any amount of the consideration received by a Noteholder in exchange for Senior Secured Notes were deemed to be allocable to accrued but unpaid interest, a Noteholder who has not taken such accrued but unpaid interest into income would have ordinary income in that amount (as described below).

 (b) Market Discount

  A debt instrument (such as a Senior Secured Note) has "market discount" if its stated redemption price at maturity exceeds its tax basis in the hands of the holder immediately after its acquisition, unless a statutorily-defined de minimis exception applies. If the exchange of a Senior Secured Note with market discount for Class 4 Proceeds and Class 4 New Common Stock pursuant to the Plan does not qualify as a recapitalization, a Noteholder generally will be treated as recognizing ordinary income on the exchange equal to the amount of market discount that accrued during the Noteholder's period of ownership. This rule will not apply to a Noteholder who had previously elected to include market discount in income as it accrued for federal income tax purposes.

 (c) Accrued Interest

  If any amount of the consideration received by a Noteholder in exchange for Senior Secured Notes were deemed for tax purposes to be allocable to accrued but unpaid interest, the Noteholder would have ordinary income in that amount unless the Noteholder had previously included such interest in income. On the other hand, a Noteholder who had previously included such interest in income should recognize a loss to the extent the prior inclusion exceeds the amount of such consideration allocable to accrued but unpaid interest. It is unclear whether such a loss is capital or ordinary.

  The law is also somewhat uncertain regarding the proper allocation of Cash received by Noteholders between principal and interest. Although recently finalized Treasury Department regulations generally require each payment under a loan to be treated first as a payment of accrued and unpaid interest, these regulations do not specify whether such an approach applies in the context of loan termination payments made by a creditor pursuant to a Chapter 11 plan of reorganization. Moreover, the regulations do not specify how the consideration received in a recapitalization should be allocated. As a result, no assurance can be given that the Service will not attempt to allocate some portion of the Class 4 Proceeds and Class 4 New Common Stock received under the Plan to some or all of the accrued but unpaid interest on the Senior Secured Notes, which would require Noteholders to include such amount in ordinary income as described in the paragraph above. Allocation of consideration between principal and interest in this circumstance could result in the recognition of ordinary income and capital loss. Capital losses generally are not fully deductible against ordinary income.

  Notwithstanding the general discussion above, the tax basis of a Noteholder in Class 4 New Common Stock treated as received in satisfaction of accrued interest on the Senior Secured Notes, if any, should be equal to the amount of interest income treated as satisfied by the receipt of such stock. Additionally, a Noteholder's holding period in such stock should begin on the day following the date on which such stock is distributed.

                                XII.  CONCLUSION

  This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

 A.  HEARING ON AND OBJECTIONS TO CONFIRMATION

     1. Confirmation Hearing

  The hearing on Confirmation of the Plan has been scheduled to commence on July ___, 1996, at [ :__ a].m., Eastern Daylight Time, or as soon thereafter as counsel may be heard, before the Honorable

Helen S. Balick, 6th Floor, United States Bankruptcy Court, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware 19801. Such hearing may be adjourned from time to time by announcing such adjournment in open court or otherwise, all without further notice to parties in interest, and the Plan may be modified by Seven-Up/RC pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

  2. Date Set For Filing Objections to Confirmation

  The time by which all objections to Confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed on the Confirmation Hearing Notice has been set for [ :__] p.m., Eastern Daylight Time, on July ___, 1996. A copy of that notice is being transmitted with this Disclosure Statement.

B.   RECOMMENDATION

  SEVEN-UP/RC, [THE COMMITTEE] AND THE NOTEHOLDERS COMMITTEE BELIEVE THAT THE CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF SEVEN-UP/RC, ITS CREDITORS AND ITS ESTATE. The Plan provides for an equitable and early distribution to holders of the Senior Secured Notes and the GE Capital Term Loan and preserves the going concern value of Seven-Up/RC. Seven-Up/RC believes that any alternative to Confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as a reduction in the going concern value of Seven-Up/RC and a loss of jobs by many Seven-Up/RC employees.



                          [INTENTIONALLY LEFT BLANK]

  Moreover, Seven-Up/RC believes that Seven-Up/RC's creditors will receive a greater and earlier recovery under the Plan than those that would be achieved in a liquidation. FOR THESE REASONS, SEVEN-UP/RC URGES YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

Dated:  New York, New York
        May 17, 1996

                             SEVEN-UP/RC BOTTLING COMPANY OF
                             SOUTHERN CALIFORNIA, INC., BEVERAGE
                             GROUP ACQUISITION CORPORATION
                             Debtors-in-Possession


                              By:  /s/ Barton S. Brodkin
                                   --------------------------------------
                                   Barton S. Brodkin
                                   Chief Executive Officer and
                                   President

                                   EXHIBIT A

                                      TO

                     DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION

                              Debtors' Joint Plan
                               of Reorganization

                            (Filed as Exhibit 10.1)

                                   EXHIBIT B

                                      TO

                     DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION


                         GE CAPITAL COMMITMENT LETTER


                   (Will be filed with the Bankruptcy Court
                          on or before June 19, 1996)

                                   EXHIBIT C

                                      TO

                     DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION

                           PROJECTED FINANCIAL DATA

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                            PROJECTED FINANCIAL DATA


A.  Introduction

     These projected financial statements (the "Projections") were prepared in order to show the projected results of Seven-Up/RC's operations following consummation of the Plan. The Projections are based on the assumptions discussed below. The Projections should be read in conjunction with the Disclosure Statement, including "Section X ---CERTAIN RISK FACTORS."

     All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY SEVEN-UP/RC'S INDEPENDENT CERTIFIED ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF SEVEN-UP/RC. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY OF SEVEN-UP/RC, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

     The Projections included herein are:

     1. Pro Forma Consolidated Balance Sheet of Reorganized Seven-Up/RC as of June 30, 1996 based on the historical balance sheet updated to reflect the effect of projected activity up to the Consummation Date (assumed to be June 30, 1996), and reflecting the projected accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by the AICPA Statement of Position 90-7 entitled "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code."

     2. Projected Consolidated Income Statements of Reorganized Seven-Up/RC for each of the five fiscal years in the period ending December 31, 2000.

     3. Projected Consolidated Balance Sheets of Reorganized Seven-Up/RC as of the years ending in December 1996, 1997, 1998, 1999, and 2000.

     4. Projected Consolidated Cash Flow Statements of Reorganized Seven-Up/RC for each of the five fiscal years in the period ending December 31, 2000.

     The Projections have been prepared on the basis of generally accepted accounting principles consistent with those currently adopted by Seven-Up/RC in the preparation of its historical financial statements except as noted in the accompanying assumptions. The Projections should be read in conjunction with the significant assumptions set forth below, and with Seven-Up/RC's audited consolidated financial statements for the year ended December 31, 1995 included in the Annual Report on Form 10-K.

     The Projections present, to the best of management's knowledge and belief, the expected financial position, results of operations and cash flows of Reorganized Seven-Up/RC for the periods shown. Accordingly, the Projections reflect management's judgment, as of the date of this Disclosure Statement, of expected future operating conditions. All estimates and assumptions shown within the Projections were developed by management and in certain instances reflect the anticipated operating results of marketing strategies that have been subjected to very limited testing at the time of preparation of the Projections. The assumptions disclosed here are those that management believes are significant to the Projections. There will normally be differences between projected and actual results because events and circumstances frequently do not occur as expected.

     The Projections reflect the effect of consummation of the Plan and adjustments of "fresh start" accounting. The Projections are based on a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies, some of which are beyond the control of Reorganized Seven-Up/RC and its management. The Projections are based upon assumptions of future business decisions which are subject to change. Accordingly, there can be no assurance that the projected results will be realized, and actual results may vary materially from those projected. If actual results are lower than those shown or if the assumptions used in formulating the Projections are not realized, Reorganized Seven-Up/RC's operating results and cash flows, and hence its ability to perform under the Plan, may be materially adversely affected.

     Management does not intend to revise the Projections solely to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. Management assumes no responsibility to advise users of the Projections about any subsequent changes.

     WHILE MANAGEMENT BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL STATEMENTS FOR THE PROJECTION PERIOD, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. SEVEN-UP/RC URGES THAT THE UNDERLYING ASSUMPTIONS BE CONSIDERED CAREFULLY BY HOLDERS OF CLAIMS IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

B.  Reorganized Seven-Up/RC's Business

     Reorganized Seven-Up/RC will continue the business of Seven-Up/RC in Southern California, Nevada and New Mexico. As of June 30, 1996, it is anticipated that Reorganized Seven-Up/RC will continue to operate its manufacturing/distribution facility in Vernon, California, its manufacturing facility in Buena Park, California and its manufacturing/distribution plant in Albuquerque, New Mexico. As part of the operational restructuring, it is expected that the Anaheim and Carson distribution facilities will be closed, resulting in 11 distribution warehouses. Reorganized Seven-Up/RC is expected to employ approximately 1,300 employees as of June 30, 1996.

     As part of its strategic operating plan, Reorganized Seven-Up/RC will continue the implementation of certain initiatives undertaken by Seven-Up/RC in the latter half of 1995 and the first half of 1996. Reorganized Seven-Up/RC will be highly focused on its core direct-store-door business. Certain non-core businesses, including the hot-fill contracting business and the Avalon business, will be either totally discontinued or greatly downsized.

     The management of Reorganized Seven-Up/RC will be committed to the profitability of its core business, and will not seek to gain market share at the expense of profitability. It is anticipated that targeted levels of profitability will be achieved through the maintenance of minimum price points for its products and through vigorous cost reduction measures. As part of its cost reduction program begun in October 1995, Seven-Up/RC reduced its work force by 205 employees. The cost reduction plan is expected to result in annual savings of $10.6 million. Reorganized Seven-Up/RC expects to closely analyze its manufacturing, warehousing and distribution, and management information systems functions to determine what additional savings can be realized.

     C. Significant Assumptions to the Projected Consolidated Opening Balance Sheet of Reorganized Seven-Up/RC as of June 30, 1996

     1. The restructuring program expenses are expected to be accrued prior to the Consummation Date of the Plan.

     2. The sale of Seven-Up/RC of Puerto Rico will have been completed prior to consummation on substantially the terms set forth in the Acquisition Agreement.

     3. The confirmation and consummation will be accomplished according to the terms of the Plan as described in the Disclosure Statement to which this exhibit is attached.

     4. Seven-Up/RC will obtain a working capital facility in the aggregate amount of $35 million at a floating interest rate to fund, among other things, post-consummation operations.

     5. "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to adopt fresh start reporting in accordance with Statement of Position 90-7 issued by the American Institute of Certified Public Accountants in November 1990, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Fresh start reporting requires that the reorganization value of Seven-Up/RC be allocated to Seven-Up/RC's assets in conformity with APB Opinion 16, "Business Combinations," for transactions reported on the basis of the purchase method. The reorganization value (the total value of Reorganized Seven-Up/RC's assets) used in preparing the Projected Consolidated Opening Balance Sheet of Reorganized Seven-Up/RC is $96.3 million. This reorganization value was determined as the sum of (a) the enterprise value of Reorganized Seven-Up/RC (the value of the equity and interest-bearing debt) of approximately $60.0 million and (b) other non-interest bearing operating liabilities of approximately $36.3 million. The projected value of Reorganized Seven-Up/RC's stockholders' equity as of June 30, 1996 is $30.0 million, representing the excess of the enterprise value of the firm over its interest-bearing debt.

     The reorganization value of Reorganized Seven-Up/RC is subject to adjustment to reflect any fluctuation in the financial projections on which the valuation is based. The allocation of reorganization value to individual assets and liabilities is subject to change after the Consummation Date and could result in material differences to the allocated values estimated in the Projections.

     6. The significant "fresh start" accounting adjustments are summarized as follows:

     (a) Current assets and current liabilities have been stated at their historical carrying values.

     (b) The net carrying value of fixed assets has been reduced by approximately $28.9 million to reflect management's estimate of the going concern value of these assets.

     (c) The net carrying value of "Intangibles and Goodwill" has been reduced by approximately $5.3 million to reflect management's estimate of the going concern value of these assets.

     (d) The net carrying value of "Debt Issuance Costs" of approximately $3.1 million has been eliminated to reflect the cancellation of the Senior Secured Notes.

D. Assumptions for Projections for the Five Fiscal Years in the Period Ending December 31, 2000.

     1.    Sales Growth

          Net sales for the calendar year 1996 are expected to decline 20.4% from 1995, reflecting the restructuring efforts implemented by Seven-Up/RC, including the elimination of the Avalon business and the substantial reduction in the Company's Liquitrend hot-fill business. In 1997, the Company projects that net sales will grow 5.5% over 1996 net sales. Thereafter, net sales is anticipated to grow at a rate of 4.1% from 1998 through 2000.

     2.  Cost of Goods Sold

          Cost of goods sold as a percentage of net sales is expected to decline from 85.5% in 1995 to 79.3% for 1996, reflecting in large measure anticipated decreases in the cost of certain raw materials. For the balance of the projection period, cost of goods sold are projected to be approximately 79.5% of net sales.

     3.  Administrative, Marketing and General Expenses

         Administrative, marketing and general expenses are expected to increase at annual rates of 2.3%, 1.9%, 3.1%, 1.8% and 2.5% for the years 1996, 1997, 1998, 1999 and 2000, respectively. These increases are less than the anticipated general rate of inflation and reflect management's implementation of certain overhead cost savings measures.

     4.  Depreciation and Amortization

     The Company expects to implement fresh start accounting as of the Consummation Date. This will cause the Company's assets to be restated at their fair market values, and the resulting depreciation and amortization charges are expected to be significantly lower than historical charges. Over the projection period, depreciation and amortization charges are expected to grow from $4.2 million in 1997 to $7.9 million in 2000. These increases are attributable to the anticipated capital expenditures over the projection period (see the following footnote).

     5.  Capital Expenditures.

               Capital expenditures are projected to be $6.0 million, $6.0 million, $6.0 million, $7.0 million and $7.0 million in fiscal years 1996, 1997, 1998, 1999 and 2000. These capital expenditures represent maintenance levels of replacement capital relating primarily to the distribution fleet, warehouse equipment and production and manufacturing equipment.

               6.  Interest Expense - Revolving Line of Credit

               Interest expense on the revolving line of credit is assumed to be 9.0% throughout the projection period.

               7.  Provision for Taxes

               The provision for taxes has been calculated by applying the expected statutory Federal and state corporate tax rates against the anticipated taxable income for each of the years.

               SEVEN-UP/RC BOTTLING OF SOUTHERN CALIFORNIA, INC.
                                 FIVE-YEAR PLAN
                                 BALANCE SHEET
                                   ($ 000'S)

                                       Pre-Consummation                       Post-Consummation
                                     --------------------  --------------------------------------------------------
                                                Projected   Projected
                                                  as of      as of
                                                06/30/96    06/30/96
                                      Actual    Pre-Fresh    Fresh                Year Ended December 31,
                                       1995       Start      Start       1996     1997     1998     1999     2000
                                     -------    ---------  ----------  --------  -------  -------  -------  -------
Current assets:
    Cash                               2,545       2,500       2,500     2,500    2,500    2,500    2,500    2,500
    Accounts receivable               34,883      35,254      35,254    32,533   34,326   35,742   37,206   38,744
    Inventories                       18,461      18,981      18,981    17,518   18,483   19,246   20,034   20,862
    Prepaid expenses                   2,044       1,014       1,014     2,170    2,290    2,385    2,483    2,586
                                     -------   ---------  ----------  --------  -------  -------  -------  -------
        Total current assets          57,933      57,749      57,749    54,721   57,599   59,873   62,223   64,692
Investment in joint venture           23,331      23,330           0         0        0        0        0        0
Property, plant and equipment, net    62,145      60,437      31,517    33,742   37,098   38,814   40,544   41,217
Other assets:
    Intangibles and goodwill          10,974      10,565       5,283     5,019    4,491    3,963    3,435    2,907
    Debt issuance costs                3,703       3,137           0         0        0        0        0        0
    Note receivable-Puerto Rico       16,000      16,000           0         0        0        0        0        0
    Other assets                       4,754       3,209       1,778     1,244      875      643      528      529
                                     -------   ---------  ----------  --------  -------  -------  -------  -------
        Total assets                 178,840     174,427      96,327    94,726  100,063  103,293  106,730  109,345
                                     =======   =========  ==========  =======-  =======  =======  =======  =======
Current liabilities:
    Accounts payable                  19,586      22,767      22,767    21,022   22,180   23,095   24,041   25,034
    Accrued expenses                  33,278      33,686      13,560    14,584   15,388   16,023   16,679   17,368
    Current portion of long-term
     debt and lease
     obligations                       2,312       2,342       1,273     1,300    2,964      707      776      752
    Intercompany                      (1,630)     (3,150)          0         0        0        0        0        0
                                     -------   ---------  ----------  --------  -------  -------  -------  -------
        Total current liabilities     53,546      55,645      37,600    36,906   40,532   39,825   41,496   43,154
Long-term debt
    Senior secured notes             140,000     140,000           0         0        0        0        0        0
    Term loan                          3,386       2,977       2,977     2,565      304      174       32        0
    Revolving credit facility         29,284      33,050      23,050    20,144   19,731   21,214   20,643   19,485
    Capital lease obligations          5,562       5,051       2,700     2,455    1,930    1,352      719        0
                                     -------   ---------  ----------  --------  -------  -------  -------  -------
        Total long-term debt         178,232     181,078      28,727    25,164   21,965   22,740   21,394   19,485
    Capital contribution               4,023       4,023           0         0        0        0        0        0
    Common stock                           1           1          50        50       50       50       50       50
    Additional paid-in capital        49,999      49,999      29,950    29,950   29,950   29,950   29,950   29,950
    Predecessor cost adjustment      (11,466)    (11,466)          0         0        0        0        0        0
    Retained earnings (deficit)      (95,495)   (104,853)          0     2,656    7,566   10,728   13,840   16,706
                                     -------   ---------  ----------  --------  -------  -------  -------  -------
        Total stockholder's equity
         (deficit)                   (52,938)    (62,296)     30,000    32,656   37,566   40,728   43,840   46,706
        Total liabilities and
         stockholder's equity        178,840     174,427      96,327    94,726  100,063  103,293  106,730  109,345
                                     =======   =========  ==========  ========  =======  =======  =======  =======

              SEVEN-UP/RC BOTTLING OF SOUTHERN CALIFORNIA, INC.
                                FIVE-YEAR PLAN
                               INCOME STATEMENT
                                   ($ 000's)

                                               -------------------------------------------------------------------------
                                                 PRE-CONSUMMATION                   POST CONSUMMATION
                                                -------------------  ---------------------------------------------------
                                                         PROJECTED   PROJECTED
                                                            SIX         SIX
                                                          MONTHS      MONTHS      PROJECTED YEAR ENDED DECEMBER 31,
                                                ACTUAL     ENDED       ENDED     ------------------------------------
                                                 1995     06/30/96    12/31/96     1997      1998      1999      2000
                                               -------   ---------   ---------   ------------------------------------
Net sales                                      314,469     121,144     129,106   264,043   274,941   286,202   298,030
Cost of goods sold                             269,017      96,860     101,465   209,641   218,266   227,310   237,133
                                               -------     -------     -------   -------   -------   -------   -------
Gross profit                                    45,452      24,284      27,641    54,402    56,675    58,892    60,897
Administrative, marketing and general           40,719      20,561      21,064    42,436    43,473    44,528    45,620
Depreciation and amortization                   13,224       5,879       1,178     4,207     5,812     6,798     7,855
Restructure charges                              5,848       3,260         765         0         0         0         0
                                               -------     -------     -------   -------   -------   -------   -------
   Operating income (loss)                     (14,339)     (5,416)      4,634     7,759     7,390     7,566     7,422
Interest expense                               (21,777)     (7,518)     (1,324)   (2,657)   (2,408)   (2,394)   (2,269)
Other income, net                                3,550       3,576           0     1,000         0         0         0
                                               -------     -------     -------   -------   -------   -------   -------
    Earnings before taxes (before
      restructuring items)                     (32,566)     (9,358)      3,310     6,102     4,982     5,172     5,153
Restructuring gain (loss) -- see note below          0      93,788           0         0         0         0         0
                                               -------     -------     -------   -------   -------   -------   -------
    Earnings before taxes                      (32,566)     84,430       3,310     6,102     4,982     5,172     5,153
Provision for income taxes                           0           0         654     1,192     1,820     2,059     2,288
                                               -------     -------     -------   -------   -------   -------   -------
    Net income (loss)                          (32,566)     84,430       2,656     4,910     3,162     3,113     2,865
                                               =======     =======     =======   =======    ======   =======   =======

Note: restructuring gain (loss) includes $22,520 gain on the sale of Puerto
      Rico; $72,589 for the recognition of income relating to the cancellation of the Senior Secured Notes; and $1,321 loss for the write-off of capital leases.

               SEVEN-UP/RC BOTTLING OF SOUTHERN CALIFORNIA, INC.
                                 FIVE-YEAR PLAN
                              CASH FLOW STATEMENT
                                   ($ 000'S)

                                                      Pre-Consummation                      Post-Consummation
                                                     ---------------------------------------------------------------------
                                                               Projected   Projected
                                                                  Six         Six
                                                                Months      Months
                                                      Actual     Ended       Ended       Projected Year Ended December 31,
CASH FLOWS FROM OPERATING                              1995     06/30/96    12/31/96      1997     1998     1999    2000
 ACTIVITIES                                          -------    --------    --------     ------   ------   ------  -------
Net Income (before restructuring gain/loss)          (32,566)     (9,358)      2,656      4,910    3,162    3,113    2,865
Depreciation and amortization                         15,137       6,797       1,345      4,541    6,194    7,063    8,004
Equity in earnings of joint venture                     (103)         (5)          0          0        0        0        0
(Gain) loss on sale of fixed assets                      (30)        (16)          0          0        0        0        0
Changes in assets and liabilities:
    Accounts receivable, net                          21,592        (371)      2,721     (1,793)  (1,416)  (1,464)  (1,538)
    Inventories                                       20,290        (520)      1,463       (965)    (763)    (788)    (828)
    Prepaid expenses                                    (318)      1,030      (1,156)      (120)     (95)     (98)    (103)
    Accounts payable                                 (32,986)      3,181      (1,745)     1,158      915      946      993
    Accrued expenses                                   12,637         408       1,024        804      635      656      689
    Other non-current assets                            (980)      1,212         485          0        0        0        0
    Intercompany                                         508      (1,520)          0          0        0        0        0
                                                     -------    --------    --------     ------   ------   ------  -------
Net cash provided by (used in) operating               3,181         838       6,793      8,535    8,632    9,428   10,082
 activities
CASH FLOWS FROM INVESTING
 ACTIVITIES
Proceeds from sale of fixed assets                       140          16           0          0        0        0        0
Purchases of fixed assets                             (2,549)     (3,045)     (2,955)    (6,000)  (6,000)  (7,000)  (7,000)
Purchases of pallets and shells                       (1,170)       (798)       (302)    (1,000)  (1,150)  (1,150)  (1,150)
                                                     -------    --------    --------     ------   ------   ------  -------
Net cash provided by (used in) operating              (3,579)     (3,827)     (3,257)    (7,000)  (7,150)  (8,150)  (8,150)
 activities
CASH FLOWS FROM FINANCING
 ACTIVITIES
(Repayments of) proceeds from revolving                 (299)      3,766      (2,906)      (413)   1,483     (572)  (1,157)
 credit facility
Repayment of debt issuance costs                          (2)         68           0          0        0        0        0
(Repayments of) proceeds from capital leases            (820)       (486)       (223)      (479)    (526)    (577)    (633)
(Repayments of) proceeds from term loan                  (88)       (404)       (407)      (643)  (2,439)    (129)    (142)
                                                     -------    --------    --------     ------   ------   ------  -------
Net cash provided by (used in) financing              (1,209)      2,944      (3,536)    (1,535)  (1,482)  (1,278)  (1,932)
 activities
NET INCREASE (DECREASE) IN CASH                       (1,607)        (45)          0          0        0        0        0
                                                     =======    ========    ========     ======   ======   ======  =======
CASH, Beginning of period                              4,152       2,545       2,500      2,500    2,500    2,500    2,500
CASH, End of period                                    2,545       2,500       2,500      2,500    2,500    2,500    2,500
                                                     -------    --------    --------     ------   ------   ------  -------

                                   EXHIBIT D

                                      TO

                     DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION


                        FORM 10-Q FOR THE QUARTER ENDED
                                MARCH 31, 1996


              (Will be contained as an exhibit to the Disclosure
               Statement after approval by the Bankruptcy Court)

                                   EXHIBIT E

                                      TO

                     DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION


                         FORM 10-K FOR THE YEAR ENDED
                               DECEMBER 31, 1995


              (Will be contained as an exhibit to the Disclosure
               Statement after approval by the Bankruptcy Court)

                                   EXHIBIT F

                                      TO

                     DISCLOSURE STATEMENT WITH RESPECT TO
                     DEBTORS' JOINT PLAN OF REORGANIZATION

                             LIQUIDATION ANALYSIS

                                      BGAC
           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                              LIQUIDATION ANALYSIS

       Seven-Up/RC's management has prepared this liquidation analysis (the "Liquidation Analysis") to help holders of Claims decide whether to accept or reject the Plan. The Liquidation Analysis indicates the values which may be obtained by Classes of Claims if assets of BGAC and Seven-Up/RC are sold, pursuant to a Chapter 7 liquidation, as an alternative to continued operations of the business and payments under a plan of reorganization. The Liquidation Analysis is based on the assumptions discussed below. All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

       Alternatively, a Chapter 7 trustee could decide to sell the operations of Seven-Up/RC as a whole. The fees payable to the Chapter 7 trustee under sections 326 and 330 of the Bankruptcy Code (i.e., as much as 3% of the assets liquidated to the extent such assets exceed $1 million in value), the disruption to business operations resulting from the Chapter 7 liquidation, and the liquidation discounts that will be applied to valuation models all result in a lower recovery to the holders of the Senior Secured Notes, who under the Plan will receive 98% of the New Common Stock (subject to dilution under certain scenarios). Because these holders will become the new equity owners of Reorganized Seven-Up/RC, they could accomplish this same result, if they so choose, without the attendant costs and disruptions associated with a Chapter 7 liquidation.

1. STATEMENT OF ASSETS
   ($000's)


                                                         Projected                      Estimated
                                                      Book Value As of                 Liquidation
                                            Note        June 30, 1996         %           Value
                                         References      (Unaudited)       Recovery    (Unaudited)
                                         ----------   ----------------     --------    -----------
Cash                                         1               2,500           100%          2,500
Marketable Securities                                           64            95%             61
Accounts Receivable:                         2
  Trade--major chain accounts                               14,627            70%         10,239
  Trade--independent accounts                               14,627            35%          5,119
  Franchisors                                                6,000            60%          3,600
Inventory:                                   3
  Raw materials                                              2,500            80%          2,000
  Finished goods                                            16,481            80%         13,185
Prepaid Expenses                             4
  Insurance, taxes, DMV registration                           950             0%              0
Investment in Puerto Rico                    5              42,480           153%         65,000
Property, Plant, Equipment and
  Leasehold Improvements, net                6              58,415            47%         27,465
Capital Leases                               7               2,022            47%            950
Intangible Assets                            8              13,702             0%              0
Other Assets                                 9
  Pallets/CO2 tanks                                          1,059            25%            265
  Shells                                                     1,622            10%            162
  Restructure retainers                                        528           100%            528
                                                           -------                       -------
     Total Assets                                          177,577            74%        131,074
Costs Associated with Liquidation           10
  Payroll Costs Associated with
   Termination of Employees                                                                5,200
  Payroll Costs during Liquidation                                                         2,000
  Chapter 7 Professional Fees                                                              1,800
  Trustee Fee                                                                              1,907
                                                                                         -------
Net Estimated Liquidation Proceeds Available for Allocation                              120,167

                                      BGAC
               SEVEN-UP/RC BOTTLING OF SOUTHERN CALIFORNIA, INC.

                         NOTES TO LIQUIDATION ANALYSIS

       The Liquidation Analysis reflects BGAC and Seven-Up/RC's estimates of the proceeds that would be realized if BGAC and Seven-Up/RC were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on the projected assets of BGAC and Seven-Up/RC as of June 30, 1996. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of BGAC and Seven-Up/RC and management, and upon the assumptions with respect to liquidation decisions which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF BGAC AND SEVEN-UP/RC WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

       The issues of potential recoveries from avoidance actions and final bankruptcy claims reconciliation have not been addressed in the Liquidation Analysis.

       The Liquidation Analysis assumes a 12-month period for the completion of the liquidation. During that period, Seven-Up/RC would collect accounts receivable as they are paid in the ordinary course of business and take collection actions with respect to those accounts receivable that are not paid according to invoice terms. Seven-Up/RC would also convert its inventories to cash. The Liquidation Analysis assumes that operations are continued for approximately a one-month period to enable the raw material inventories to be
  converted to final product and sold.    Estimates of the fair realizable value
  of Seven-Up/RC's fixed assets, including land, property and equipment, have been obtained from real estate and equipment appraisers and/or vendors. With respect to intangible assets, no liquidation value has been assigned to Seven-Up/RC's brand franchises because management believes that legal restrictions and franchisor restrictions on transferability of these assets would render them valueless in a liquidation context.

       The asset values have been stated net of the projected direct third-party costs (sales commissions, transportation costs, etc.) incurred upon disposition. Also, such values have been discounted at a rate of 10% to reflect their net present value as of Consummation. The cost of the Chapter 7 trustee and the legal and other professional fees incurred during the pendency of the Chapter 7 liquidation have been separately stated, and therefore are not reflected in the values of the assets themselves. Likewise, certain other costs, including the payroll cost associated with the continuation of operations for the one-month period and payroll termination costs, have been separately stated.


       The following notes describe the significant assumptions that are reflected in the Liquidation Analysis.

  Note 1 - Cash

       The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds generated by liquidating non-cash assets, including the disposition of the Puerto Rico subsidiary. Seven-Up/RC's cash receipts and disbursements are cleared through its revolving credit facility. The cash shown on the balance sheet as of June 30, 1996 represents the projected balance of uncleared checks on that date.

  Note 2 - Accounts Receivable

       Accounts receivable consist primarily of sales on account to Seven-Up/RC's major chain and independent customers and of promotional support funds owed by the various syrup franchisor companies to Seven-Up/RC. The recovery of receivables is based on management's estimate of collections, taking into account such factors as the aging of receivables, the existence of potential disputes relating to such receivables, and the costs of third party collection
  agents.   Management believes that the collection of the independent accounts receivable will be considerable more difficult than the collection of the major chain account receivables and the franchisor receivables, and therefore a lower collection rate for these receivables has been assumed.

  Note 3 - Inventory

       The Liquidation Analysis assumes that Seven-Up/RC's finished goods inventory of its core products could be sold quickly for cash by implementing aggressive promotional programs. The finished goods inventory of non-core products represents four to six months worth of inventory and would be more
  difficult to liquidate.   Overall, an 80% recovery of book value with respect
  to all finished goods inventories was assumed.

       With respect to Seven-Up/RC's inventory of raw materials, a distinction was once again made between raw materials used in the production of core products and those utilized in the production of non-core products. For core product raw materials, the assumption has been made that such materials would be converted to finished product and disposed of in the same manner as outlined in the preceding paragraph. The proceeds therefore reflect the value added by the production cycle, reduced by the costs of direct labor and factory overhead incurred in the production
  process.   Non-core product materials, on the other hand, are assumed to be liquidated without being converted into finished goods. Overall, management anticipates that the net realizable proceeds of the raw materials inventories would be 80% of the book carrying value of such inventories.
  .
  Note 4 - Prepaid Expenses

       No liquidation value has been assigned to those prepaid expenses that consist of prepaid insurance, property taxes and vehicle registration, all of which are deemed uncollectible.

  Note 5 - Investment in Puerto Rico

       The book carrying value of the investment in Puerto Rico includes Seven-Up/RC's investment in its Puerto Rico subsidiary, its investment in the Porta Pack joint venture, the note receivable from the Puerto Rico subsidiary in the amount of $16 million, and an intercompany note receivable. The recovery amount represents the net proceeds from the disposition of the Puerto Rico subsidiary pursuant to the terms of the Stock Purchase Agreement, net of transaction costs and taxes.

  Note 6 - Property, Plant and Equipment and Leasehold Improvements, net

       Property, plant and equipment include owned land, warehouse and manufacturing facilities, and specialized equipment for manufacturing, distribution and warehouse functions. Values for these elements are based on Seven-Up/RC management reviews of appraisals and valuations by real estate consultants, equipment suppliers and industry analysts. Liquidation proceeds are net of selling costs, dismantling expenses and relocation expenses. No liquidation value has been assigned to the leasehold improvements, reflecting management's belief that the proceeds of disposition would be offset by disposition expenses.

  Note 7 - Capital Leases

       Capital leases consist primarily of specific manufacturing equipment acquired during 1994 and 1995. Values for these leases are based on Seven-Up/RC's management reviews of appraisals by equipment suppliers and industry consultants.

  Note 8 - Intangibles

       Intangibles include brand franchises, goodwill and debt issuance costs. The Liquidation Analysis assigns no value to these intangibles. As stated in the introduction to this Liquidation Analysis, management believes that franchisor and legal restrictions on the transferability of the brand franchises render these intangibles valueless in the liquidation context.

  Note 9 - Other Assets

       Other Assets primarily include Seven-Up/RC identified pallets, stainless steel tanks for fountain dispensers and plastic shells for 2-liter and 20-ounce bottle packages. Seven-Up/RC management has valued these assets based on scrap value due to the inherent difficulty of disposing of bottler identified assets. The restructuring retainers represent prepaid fees for legal and consulting services and are assumed to be fully recoverable in a liquidation.

  Note 10 - Costs Associated with Liquidation

       The costs associated with liquidation represent costs that have not otherwise been taken into account in determining the net proceeds from the disposition of assets. The costs incurred as a result of the termination of employees has been estimated at $4,000 per employee for a projected workforce of 1,300.

       During the Chapter 7 liquidation period, the trustee would need the assistance of a skeleton workforce to safeguard the assets of the estate. The trustee would also need to retain certain members of management to assist in the orderly liquidation of assets. Management estimates that the cost of personnel over the projected 12-month liquidation period would be $2.0 million.

       The trustee would also require the services of professionals, primarily attorneys, during the liquidation period. Management estimates that the cost of professionals, including professionals representing the creditors committee, would be approximately $150,000 per month, or $1.8 million over the projected 12-month liquidation period.

       The Chapter 7 trustee's fees have been estimated at 3% of the cash proceeds from the estate, excluding the net proceeds from the disposition of the Puerto Rico subsidiary. The Puerto Rico disposition proceeds have been excluded because it is anticipated that the sale will have been fully arranged prior to the involvement of the Chapter 7 trustee. The 3% commission represents the maximum amount allowable under section 326 of the Bankruptcy Code.

II.    ALLOCATION OF NET ESTIMATED LIQUIDATION PROCEEDS TO
       SECURED, ADMINISTRATIVE AND PRIORITY CLAIMANTS
       (000's)

                                                                                        Estimated
                                                                   Estimated           Liquidation
                                                                   Allowable              Value
                                                                    Claims             (Unaudited)
                                                                    ------             -----------
Net Estimated Liquidation Proceeds Available For Allocation                                120,167
   Class 2- Secured Claims                                               5,675
   Class 4- Noteholders Claims (secured portion)                        43,225
   Class 5- GE Capital Term Loan Secured Claims                            594
   Total Secured Claims                                                                     49,494
                                                                                       -----------

Net Estimated Liquidation Proceeds After Secured Claims                                     70,673

Less Chapter 11 Administrative Claims Entitled to Superpriority
    DIP Facility Claims                                                 34,531              34,531
                                                                                       -----------

Net Estimated Liquidation Proceeds After Secured Claims and
    Chapter 11 Administrative Claims Entitled to Superpriority                              36,142

Less Other Chapter 11 Administrative Claims:
   Trade Payables- Postpetition                                         18,214
   Professional Fees                                                     1,000
   Total Other Chapter 11 Administrative Claims                                             19,214
                                                                                       -----------

Net Estimated Liquidation Proceeds After Secured and Chapter 11
   Administrative Claims                                                                    16,928

Less Priority Claims:
   Priority Employee Claims                                              1,800
   Reclamation Claims                                                      983
     Total Priority Claims                                              ------

                                                                                             2,783
                                                                                       -----------

Net Estimated Liquidation Proceeds After Secured
   Administrative and Priority Claims                                                       14,145

III. ALLOCATION OF NET ESTIMATED LIQUIDATION PROCEEDS TO UNSECURED CLAIMANTS ($000's)

                                                                       Shortfall
                          Allocation                                   Estimated
                           Based on                   Estimated       for Allowed     Liquidation       Plan
                             Plan      Liquidation     Allowed           Claims         Recovery      Recovery
                           Recovery    Distribution    Claims       (If applicable)         %             %
                          ---------    ------------   ---------     ---------------   -----------     --------
Class 3-General
 Unsecured Claims          17,454          1,837        17,454          (15,616)          10.5%        100.0%

Unsecured Portion of
 Noteholders Claims        41,175         12,307       116,901         (104,594)          10.5%         35.2%

Class 6 Old Common
 Stock Interest               600(1)           0            NA(2)            NA(2)          NA(2)         NA(2)

(1) The recovery represents the estimated fair market value of the 2% of the New Common Stock that will be distributed to WB Bottling Corporation as holder of the Class 6 Old Common Stock Interest. In addition to this amount, Class 6 will also receive the WB Warrants.

(2) Not applicable.


IV.  BONDHOLDER TOTAL RECOVERY ANALYSIS
     ($ 000's)

                                    Secured         Unsecured            Total              Recovery
                                     Claim            Claim              Claim               as % of
                                    Recovery         Recovery           Recovery          Original Par
                                    --------        ---------           --------          ------------
Plan (1)                             43,225          41,175              84,400               60.3%

Chapter 7 Liquidation                43,225          12,307              55,532               39.7%

(1) The total claim recovery of $84,400 under the Plan is comprised of cash in the amount of $55,000 and 98% of the New Common Stock with an estimated fair market value of $29,400.